Exhibit 10.4

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

Among

STERLING TELECOM HOLDINGS, LLC

a Delaware limited liability company

GEORGE D. SLESSMAN

an individual

WILLIAM D. SLESSMAN

an individual

and

ANTHONY L. WANGER

an individual

AND

DIGITAL PHOENIX VAN BUREN, LLC

a Delaware limited liability company

and

DIGITAL SERVICES, PHOENIX, LLC

a Delaware limited liability company

AND

FUND MANAGEMENT SERVICES, LLC

a Delaware limited liability company,

as the Seller Representative,

solely in its capacity as such and not in any other capacity

Dated as of July 25, 2006

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBIT INDEX

Exhibit A	Closing Escrow Agreement

Exhibit B	General Escrow Agreement

Exhibit C	Sellers’ Counsel Legal Opinions

Exhibit D	Sellers’ Release

Exhibit E	Amended Operating Agreement

Exhibit F	Representation Letter

Exhibit G	Consent of Spouse

Exhibit H	Pay-Off Letter

Exhibit I	Assignment (Receivables)

Exhibit J	Collection Services Agreement

Exhibit 1 to Schedule 2.02 Closing Purchase Price Statement

-iv-

SCHEDULE INDEX

Schedule 1.01(b)	Current Asset Value
Schedule 1.01(c)	Current Liability Value
Schedule 1.01(d)	Sellers’ Pro Rata Share; Securities
Schedule 2.04(j)	Required Third Party and Governmental Consents
Schedule 4.03	Governmental Consents and Approvals – Purchaser
Schedule 5.03	Company Marks
Schedule 6.03	Receivables Distributed to Sellers

Disclosure Schedule

Section 3.02	Organization, Authority and Qualification of the Company
Section 3.05	No Conflicts
Section 3.06	Governmental Consents and Approvals
Section 3.08	Absence of Liabilities
Section 3.09	Receivables
Section 3.10	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
Section 3.10(f)	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions – Capital Expenditures
Section 3.10(j)	Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions - Creditor Claims
Section 3.11	Litigation
Section 3.12	Compliance with Laws
Section 3.13(a)	Material Contracts – Service Agreements
Section 3.13(b)	Material Contracts – Vendor Contracts
Section 3.13(c)	Material Contracts – Other Material Contracts
Section 3.13(e)	Material Contracts – Enforceability
Section 3.14(a)	Intellectual Property
Section 3.14(c)	Intellectual Property
Section 3.16	Tangible Personal Property
Section 3.17	Assets
Section 3.18	Customers
Section 3.19	Suppliers
Section 3.20(a)	Employee Benefit Matters – Employee Benefit Plans
Section 3.20(e)	Employee Benefit Matters – Absence of Certain Liabilities and Events
Section 3.21(n)	Labor Matters
Section 3.22	Employees
Section 3.23	Certain Interests
Section 3.24	Taxes
Section 3.28	Suite 310/320 Construction

-v-

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 25, 2006, among STERLING TELECOM HOLDINGS, LLC, a Delaware limited liability company, GEORGE D. SLESSMAN, an individual, WILLIAM D. SLESSMAN, an individual, and ANTHONY L. WANGER, an individual (each, individually, a “Seller” and collectively, the “Sellers”), and DIGITAL PHOENIX VAN BUREN, LLC, a Delaware limited liability company (“Digital VB”), DIGITAL SERVICES PHOENIX, LLC, a Delaware limited liability company (“Digital Services”, with Digital VB and Digital Services each being referred to herein as a “Purchaser” and, collectively being referred to herein as the “Purchaser”), and Fund Management Services, LLC, a Delaware limited liability company, as the Seller Representative, solely in its capacity as such and not in any other capacity.

RECITALS

WHEREAS, the Sellers own all of the membership interests (collectively, the “Securities”) of Sterling Network Services, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Company is engaged in the business of providing co-location or data center space at the Downtown Phoenix Technology Exchange located at 120 E. Van Buren St., Phoenix, Arizona for lease or license to third parties (the “Business”); and

WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, the Securities, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“Additional Agreement” means any Sellers Additional Agreement or Purchaser Additional Agreement.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, (i) any other Person that, alone or acting together with any other Person, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person (or in the case of a natural Person, any of such Person’s immediate family members), or (ii) in the case of a natural Person, any of such Person’s immediate family members, or any trust solely for the benefit of such Person or such Person’s immediate family members. For purposes of this definition, “control” (including the correlative terms “controlled by” and “under common control with”), as used in respect of any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor, agent or otherwise, and “immediate family member” means, with respect to any natural Person, such natural Person’s spouse, siblings, lineal descendants (including by means of adoption) and living ancestors, and spouses of any of the foregoing.

“Ancillary Agreements” means the Closing Escrow Agreement, the General Escrow Agreement, the Collection Services Agreement, the Assignment and the Additional Agreements.

“Assets” means the assets and properties of the Company, including, without limitation, the Leased Real Property, the Tangible Personal Property and the books and records of the Company (with the parties agreeing that the Property (which is owned by SNE) is not included in the Assets).

“Auditor” is defined in Section 9.16.

“Balance Sheet Date” is defined in Section 3.07(a).

“Basket Amount” is defined in Section 8.05(a).

“Building Code” means the Phoenix Construction Code, as amended and adopted, as then in effect.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Phoenix, Arizona.

“Chilled Water Agreement” means that certain Chilled Water Services Agreement entered into as of January 30, 2006 by and between Northwind Phoenix, LLC, a Delaware limited liability company and SNE.

“Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.

“Client Central Software” means the contract management system used in connection with the Business in the ordinary course of business.

“Closing” is defined in Section 2.03.

“Closing Date” means the date on which the Closing occurs.

“Closing Escrow Agent” means Commonwealth Land Title Company, 915 Wilshire Blvd., Suite 2100, Los Angeles, CA 90017, Attn: Elaine Edgeman.

“Closing Escrow Agreement” means that certain closing escrow agreement and instructions to be entered into by and among SNE, the Sellers, the Purchaser and the Closing Escrow Agent in the form attached hereto as Exhibit A.

“Closing Net Working Capital Amount” means the result (whether such number is positive or negative) of (a) the Current Asset Value of the Company as of the Closing Date, less (b) the Current Liability Value of the Company as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Collection Services Agreement” means a collection services agreement by and among Sellers, the Purchaser and the Company in the form attached as Exhibit J hereto.

“Company Intellectual Property” means Intellectual Property owned by the Company.

“Company IP Agreements” means (a) licenses of Intellectual Property by the Company to any third party, (b) licenses of Intellectual Property by any third party to the Company, and (c) agreements between the Company and any third party relating to the development or use of Intellectual Property.

“Company Marks” is defined in Section 5.03.

“Company Software” means all Software (a) material to the operation of the Business or (b) manufactured, distributed, sold, licensed or marketed by the Company.

“Company Transaction Costs” means any and all costs and expenses incurred by the Company for consulting, accounting, investment banker, broker, legal and appraisal services prior to the Closing in connection with the transactions contemplated hereunder.

“Current Asset Value” means, as of the Closing Date, the value of the cash, inventory, fuel, excess construction materials, prepaid expenses and other current assets of the Company, determined in accordance with GAAP and the principles and exceptions set forth on Schedule 1.01(b).

“Current Liability Value” means, as of the Closing Date, the value of the accounts payable, accrued expenses and other current liabilities of the Company, determined in accordance with GAAP and the principles and exceptions set forth on Schedule 1.01(c).

“Customer” means any Person (other than the Company) that is a party to and has rights and obligations under an agreement with the Company to provide data center services in the Leased Real Property.

“Customer Information” is defined in Section 3.14(j).

“Digital” means Digital Realty Trust, L.P., a Maryland limited partnership.

“Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Disregarded Entity” is defined in Section 6.03(b).

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Environmental Laws” means all Laws, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA” is defined in Section 3.20(a).

“ERISA Affiliate” means any individual, trade, or business, whether or not incorporated that, together with the Company, would be treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c), (m), or (o) of the Code.

“Escrow Account” has the meaning set forth in the General Escrow Agreement.

“Escrow Amount” means $7,000,000 to be deposited with the General Escrow Agent in the Escrow Account, $5,027,488 of which (the “SNS Escrow Amount”) shall be deposited with the General Escrow Agent in accordance with this Agreement, and $1,972,512 of which shall be deposited with the General Escrow Agent in the Escrow Account in accordance with the Real Estate Purchase Agreement.

“Fiber Optics Communication System License” means that certain Fiber Optics Communication System License dated March 22, 2000 issued by the City of Phoenix to SNE.

“Financial Statements” is defined in Section 3.07(a).

“GAAP” means United States generally accepted accounting principles and practices as then in effect applied consistently throughout the periods involved.

“General Escrow Agent” means Wells Fargo Bank, National Association.

“General Escrow Agreement” means that certain escrow agreement to be entered into by and among the Sellers, the Purchaser and the General Escrow Agent in the form attached hereto as Exhibit B.

“Governmental Authority” means any federal, national, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any written order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“General Partner” is defined in Section 9.18.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, other than trade payables incurred in the ordinary course of business, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under letters of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any other manner invest in the debtor primarily for the purpose of enabling the debtor directly or indirectly to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Sellers pursuant to Section 8.02 and the Purchaser pursuant to Section 8.03, as the case may be.

“Intellectual Property” means (i) patents, patent applications and inventions (whether or not patentable), (ii) trademarks, service marks, domain name registrations, trade dress, logos, trade names, corporate names, and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including Trade Secrets.

“Interim Financial Statements” is defined in Section 3.07(a).

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” and “knowledge” means, (a) with respect to Sellers, the actual knowledge of any of George D. Slessman, William D. Slessman or Anthony L. Wanger and (b) with respect to Purchaser, the actual knowledge of Scott Peterson, Jim Trout, Glen Benoist and Chris Crosby.

“Law” means any federal, national, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), other than the Building Code.

“Leased Real Property” means the real property leased by the Company as tenant (including, without limitation, pursuant to the SNS Master Lease), together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently or hereafter located thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all Indebtedness, debts, liabilities and obligations (including for Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking whether in writing or oral.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to any Company IP Agreement.

“Loss” or “Losses” is defined in Section 8.02.

“Management Member” means George D. Slessman, William D. Slessman or Anthony L. Wanger (and they are collectively, the “Management Members”).

“Material Adverse Change” means any circumstance, change in or effect on the Business or the Company that, individually or in the aggregate with all other circumstances, changes in or effects on the Business or the Company: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business or the Company, or (b) is reasonably likely to materially adversely effect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently or contemplated to be operated or conducted by the Company; provided, however, that for purposes of Section 7.02(d) no action taken by any Seller or the Company at the written request of the Purchaser shall be deemed to constitute, nor shall be taken into account in determining whether there has been, a Material Adverse Change.

“Material Contracts” is defined in Section 3.13(d).

“Non-compete Period” is defined in Section 5.06(a).

“Non-solicit Period” is defined in Section 5.06(b).

“Off-Balance Sheet Transactions” means any Off-Balance Sheet Arrangement as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, to which the Company is a party.

“Owned Real Property” means real property in which the Company has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, (b) statutory liens or Encumbrances securing payments not yet due, including carriers’, warehouseman’s, mechanics’, materialmen’s, repairmen’s or other similar liens or Encumbrances, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) title retention or security interests under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business listed on Section 3.13(c) of the Disclosure Schedule, (e) Encumbrances relating to purchase money obligations listed on Section 3.13(c) of the Disclosure Schedule and (f) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use or marketability of the Securities or the assets of the Company.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Plans” is defined in Section 3.20(a).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pro Rata Share” for any Seller means that certain percentage set forth opposite such Seller’s name on Schedule 1.01(d) attached hereto.

“Property” is defined in the Real Estate Purchase Agreement.

“Property Purchaser” means Digital VB.

“Purchase Price Bank Account” for each Seller means a bank account in the United States designated by such Seller in a written notice to the Purchaser prior to the Closing.

“Purchaser Additional Agreements” is defined in Section 8.01(b).

“Purchaser Indemnified Parties” is defined in Section 8.02.

“Real Estate Closing Purchase Price” means the “Closing Purchase Price” as such terms is defined in the Real Estate Purchase Agreement.

“Real Estate Purchase Agreement” means that certain Purchase and Sale Agreement dated as of the date hereof, between Purchaser, as purchaser, and SNE, as seller.

“Receivables” means any and all accounts receivable, rents and license fees, notes and other amounts receivable from third parties, including licensees, customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Regulations” means the Treasury Regulations under the Code.

“REIT” means a real estate investment trust under the Code.

“Representation Letter” is defined in Section 9.16.

“Sellers Additional Agreements” is defined in Section 8.01(a).

“Seller Indemnified Parties” is defined in Section 8.03.

“Seller Representative” is defined in Section 9.01.

“Service Agreement” is defined in Section 3.13(a).

“SNE” means Sterling Network Exchange, LLC, a Delaware limited liability company.

“SNS Master Lease” means that certain Third Amended and Restated Lease, made and entered into as of June 1, 2006, by and between SNE, as landlord, and the Company, as tenant.

“Software” means computer software, including source code and object code.

“Software Support Services” means any services that Purchaser requests be performed by William D. Slessman pursuant to Section 5.08(b).

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiaries” means any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Company.

“Support Services” means any services that Purchaser requests to be performed by any Management Member pursuant to Section 5.08(a).

“SVB” means Silicon Valley Bank.

“SVB Loan” means that certain loan by SVB to the Company as evidenced by the SVB Loan Documents.

“SVB Loan Documents” means the agreements and documents listed in items 1.a through 1.i of Section 3.13(c) of the Disclosure Schedule and all other agreements, documents and instruments executed in connection with SVB Loan.

“Tangible Personal Property” means all data center equipment and all other machinery, equipment, tools, supplies, furniture, fixtures, personality, vehicles, rolling stock and other tangible personal property used in the Business or owned or leased by the Company, including, without limitation, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant to all Leased Real Property.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, value added, excise, severance, occupation, premium, windfall profit, real property, personal property, intangibles, withholding, social security, unemployment, disability, payroll, employee or other tax of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to any Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” is defined in Section 8.04(b).

“Trade Secrets” means trade secrets, know how and other confidential or proprietary technical, business and other information, including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical, customer, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, and all rights in any jurisdiction to limit the use or disclosure thereof.

“Transaction Cost Certificate” is defined in Section 2.04(n).

“Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements, the Real Estate Purchase Agreement and the RE Transaction Documents (as defined in the Real Estate Purchase Agreement).

“Transfer Taxes” is defined in Section 6.06.

SECTION 1.02 Interpretation and Rules of Construction. The parties hereto agree that (i) all parties hereto shall be deemed to have drafted this Agreement and the Ancillary Agreements and (ii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or any Ancillary Agreement. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) unless expressly provided otherwise herein, the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders; and

(g) references to a Person are also to its successors and permitted assigns.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of the Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, the Securities set forth after such Seller’s name on Schedule 1.01(d) hereto free and clear of all Encumbrances, and the Purchaser shall purchase the Securities from the Sellers free and clear of all Encumbrances other than resale restrictions under applicable federal securities Laws.

SECTION 2.02 Purchase Price. The total consideration to be paid by Purchaser to Sellers for the Securities shall consist of the Closing Purchase Price (as defined in Schedule 2.02) which shall be paid by Purchaser to Sellers pursuant to the provisions of this Agreement.

(a) Determination and Payment of Closing Purchase Price. The Closing Purchase Price shall be determined and paid pursuant to the procedures set forth in Schedule 2.02 attached hereto.

(b) Transaction Expenses. Subject to Section 6.06, each party will pay (i) its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation (A) all costs and expenses stated herein to be borne by a party, and (B) all of their respective consulting, accounting, investment banker, broker, legal and appraisal fees and (ii) one-half of all Closing Escrow Agent and General Escrow Agent fees. In addition, each Seller shall be severally responsible for the payment of its Pro Rata Share of all Company Transaction Costs to the extent not paid pursuant to Schedule 2.02 following submission to the Seller Representative by Purchaser of reasonable documentation of such unpaid Company Transaction Costs.

(c) Suite 310/320 Construction Costs. Each Seller shall be severally obligated to pay to Purchaser such Seller’s Pro Rata Share of any costs and expenses in excess of $670,000 incurred by the Company after the Closing with respect to the construction and installation of the improvements, alterations, fixtures, upgrades, utility services and equipment in the portions of the Leased Property commonly known as Suite 310 and Suite 320 that was completed prior to the Closing. Any payment to be made by Sellers pursuant to this Section 2.02(c) shall be made following submission to the Seller Representative by Purchaser of reasonable documentation of such costs and expenses.

SECTION 2.03 Closing. Subject to the terms and conditions of this Agreement (including, without limitation, the full satisfaction or waiver of all of the conditions to Closing set forth in Sections 7.01 and 7.02), the sale and purchase of the Securities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 515 S. Flower St., 25th Floor, Los Angeles, CA 90071 at 10:00 A.M., Los Angeles time, on the date hereof.

SECTION 2.04 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver or cause to be delivered to the Closing Escrow Agent:

(a) the certificates evidencing the Securities to be transferred by each Seller pursuant hereto, accompanied by a duly executed assignment thereof;

(b) a written withdrawal of each Seller as a member of the Company;

(c) executed counterparts by each Seller of each Ancillary Agreement and exhibit thereto to be executed at the Closing to which such Seller is a party;

(d) for each Seller organized as a limited liability company, a true and complete copy, certified by the manager of such Seller, of the resolutions duly and validly adopted by the members of such Seller evidencing their authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby;

(e) for each Seller organized as a limited liability company, a certificate of the manager of such Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement and the Ancillary Agreements to which such Seller is a party and the other documents to be executed by such Seller hereunder and thereunder;

(f) the resignations, effective as of the Closing, of all of the managers, directors and officers of the Company, except for such persons, if any, as shall have been designated in writing prior to the Closing by the Purchaser to the Sellers;

(g) a copy of (i) the certificates of formation, as amended (or similar organizational documents), of the Company, certified by the Secretary of State of Delaware as of a date not earlier than five (5) Business Days prior to the Closing and accompanied by a certificate of each Seller, dated as of the Closing, stating that no amendments have been made to such certificate of formation (or similar organizational documents) since such date, and (ii) the operating agreement (or similar organizational documents) of the Company, including all amendments thereto, certified by each Seller;

(h) good standing certificates for the Company from the Secretary of State of Delaware and from the Secretary of State in each other jurisdiction in which the Company is qualified to do business as a foreign company, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;

(i) a legal opinion from (i) Katten Muchin Rosenman LLP, counsel to the Sellers, addressed to the Purchaser and dated as of the Closing, substantially in the form of Exhibit C-1, (ii) The Phoenix Law Group of Feldman Brown Wala Hall & Agena, PLC, counsel to George D. Slessman, William D. Slessman and Anthony L. Wanger, addressed to the Purchaser and dated as of the Closing, substantially in the form of Exhibit C-2 and (iii) Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to Sterling Telecom Holdings, LLC, addressed to the Purchaser and dated as of the Closing, substantially in the form of Exhibit C-3.

(j) all authorizations, consents, orders and approvals of all third parties and Governmental Authorities and officials set forth on Schedule 2.04(j), in form and substance satisfactory to the Purchaser in its sole discretion;

(k) a release executed by each Seller substantially in the form of Exhibit D;

(l) fully executed documents requested by Purchaser terminating all outstanding authorizations and resolutions regarding authorized persons in connection with bank accounts of the Company;

(m) a consent of spouse in the form attached hereto as Exhibit G of each Seller which is a natural person with respect to the transactions contemplated hereby in a form reasonably acceptable to the Purchaser;

(n) a certificate in a form acceptable to Purchaser of each Seller certifying as to the amount of the Company Transaction Costs (the “Transaction Cost Certificate”);

(o) a pay-off letter from SVB in the form attached hereto as Exhibit H (the “Pay-Off Letter”);

(p) a true and complete copy, certified by a Co-Managing Director of the Company, of the resolutions duly and validly adopted by the Operating Board of the Company evidencing its authorization of the distribution of the Receivables described in Section 6.03(a); and

(q) a duly executed assignment by the Company in the form attached hereto as Exhibit I (the “Assignment”);

SECTION 2.05 Closing Deliveries by the Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to the Closing Escrow Agent:

(a) an amount equal to the Estimated Closing Purchase Price (as defined in Schedule 2.02) by wire transfer of immediately available funds;

(b) executed counterparts by the Purchaser and the Company of each Ancillary Agreement and exhibit thereto to be executed at the Closing to which the Purchaser or the Company, as applicable, is a party;

(c) an executed copy of the amended and restated operating company agreement of the Company, substantially in the form of Exhibit E attached hereto (the “Amended Operating Agreement”);

(d) a true and complete copy, certified by the manager of the Purchaser, of the resolutions duly and validly adopted by the members of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; and

(e) a certificate of the manager of the Purchaser certifying the name(s) and signature(s) of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, each Seller, severally and not jointly based upon its Pro Rata Share, hereby represents and warrants to the Purchaser as follows, subject to the specific exceptions and qualifications set forth in the Sections of the Disclosure Schedule, which shall be read in conjunction with only the specific representations and warranties to which they relate as identified in the Disclosure Schedule; provided, however, that any fact or item that is specifically disclosed on any Section of the Disclosure Schedule that reasonably appears on its face, based on the location and content of such disclosure, to be an exception with respect to or qualification of another Section or subsection of this Agreement shall also be deemed to be an exception with respect to or qualify such other Section or subsection of this Agreement.

SECTION 3.01 Organization, Authority and Qualification of the Sellers.

(a) If such Seller is organized as a limited liability company, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller who is a natural person has the necessary power and capacity to enter into this Agreement and the Ancillary Agreements to which he is a party, to carry out his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Seller is organized as a limited liability company, such Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to so license or qualify would not, individually or in the aggregate, have a Material Adverse Change.

(b) The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by any such Seller organized as a limited liability company, the performance of its obligations hereunder and thereunder and the consummation by any such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of any such Seller and its members. This Agreement has been, and upon their execution the Ancillary Agreements to which such Seller is a party shall have been, duly executed and delivered by such Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary

Agreements executed by such Seller shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other authority or person before which any proceeding therefor may be brought.

(c) On or prior to the Closing Date, each Seller who is a natural person shall have delivered to the Closing Escrow Agent a Consent of Spouse in the form attached hereto as Exhibit G duly executed by such Seller’s spouse, and each such Consent of Spouse shall be valid and in full force and effect as of the Closing.

SECTION 3.02 Organization, Authority and Qualification of the Company.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted.

(b) The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to so license or qualify would not, individually or in the aggregate, have a Material Adverse Change. All limited liability company actions taken by the Company have been duly authorized, and the Company has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of formation or operating agreement. True and correct copies of the certificate of formation and operating agreement of the Company, each as in effect on the date hereof are attached hereto as Section 3.02 to the Disclosure Schedule. As of the Closing, all of the managers, directors and officers of the Company, except for such persons, if any, as shall have been designated in writing prior to the Closing by the Purchaser to the Sellers, have resigned from such positions.

SECTION 3.03 No Subsidiaries. The Company (a) has no Subsidiaries, (b) is not a member or partner of (nor is any part of the Business conducted through) any limited liability company or partnership, respectively, (c) is not a participant in any joint venture or similar arrangement, and (d) does not own any direct or indirect equity interest in any other Person.

SECTION 3.04 Capitalization.

(a) The Securities have been duly authorized and validly issued and no member has any obligation to make any additional capital contribution or make any other payment to the Company and were issued in compliance with all Laws. None of the Securities were issued in violation of any preemptive rights. At the Closing, each Seller shall cause to be delivered to Purchaser certificates evidencing the Securities to be transferred by such Seller pursuant hereto, accompanied by a duly executed assignment thereof. Other than the limited liability agreement of the Company, there are no options, warrants, convertible securities, preemptive rights, rights of first refusal, or other rights, agreements, arrangements or commitments of any character relating to the Securities or obligating any Seller or the Company to issue or sell, or restricting any Seller or the Company from issuing or selling any Securities, or any other interest in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Securities or to provide funds to, or make any investment (in the form of a interest purchase, loan, capital contribution or otherwise) in, any other Person. The Securities constitute all of the outstanding membership interests of the Company and are owned of record and beneficially by such Seller as set forth in Schedule 1.01(d), free and clear of all Encumbrances other than resale restrictions under applicable federal securities Laws. Upon consummation of the transactions contemplated by this Agreement, (a) each Seller will have withdrawn as a member of the Company and (b) the Purchaser will own all of the outstanding membership interests of the Company free and clear of all Encumbrances other than resale restrictions under applicable federal securities Laws. There are no voting trusts, agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Securities.

(b) The name and address of each Person owning Securities, and the name and class of Securities held by such Person are set forth on Schedule 1.01(d).

SECTION 3.05 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and notifications listed in Section 3.06 of the Disclosure Schedule have been made, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability company agreement of such Seller, as applicable, or the Company, (b) conflict with or violate (or cause a Material Adverse Change as a result of) any Law or Governmental Order applicable to such Seller, or the Company, or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Securities or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or such Seller is a party or by which any of the Securities or any of such assets or properties is bound or affected.

SECTION 3.06 Governmental Consents and Approvals. Except as set forth on Section 3.06 of the Disclosure Schedule, the execution, delivery and performance by such Seller of this Agreement and each Ancillary Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any third party or Governmental Authority.

SECTION 3.07 Financial Information; Books and Records.

(a) True and complete copies of (i) the unaudited balance sheet of the Company for each of the two fiscal years ended as of December 31, 2004 and December 31, 2005

(the “Balance Sheet Date”), respectively, and the related unaudited statements of income of the Company, together with all related notes and schedules thereto, if any (collectively referred to herein as the “Financial Statements”) and (ii) the unaudited balance sheet (the “Balance Sheet”) of the Company as of April 30, 2006, and the related statement of income, together with all related notes and schedules thereto, if any (collectively referred to herein as the “Interim Financial Statements”) have been delivered by the Sellers to the Purchaser. The Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company, (ii) present fairly in all material respects the financial condition of the Company and results of operations of the Company as of the dates thereof or for the periods covered thereby, and (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Company.

(b) The books of account and other financial records of the Company reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of such Company. No Off-Balance Sheet Transactions exist or have occurred. All books of account, financial records and other books, records and documents of the Company or relating to the Business are located at the Leased Real Property.

(c) As of the Closing, all outstanding authorizations and resolutions regarding authorized persons in connection with bank accounts of the Company have been terminated.

(d) The Company does not maintain minute books with respect to the meetings of its members or managers.

SECTION 3.08 Absence of Liabilities. Except as set forth on Section 3.08 of the Seller Disclosure Schedule, the Company does not have any Liabilities except (a) as reflected in the Financial Statements or the Interim Financial Statements, (b) as incurred in the ordinary course of business since the date of the Interim Financial Statements, and (c) Liabilities which have arisen in the ordinary course pursuant to and in accordance with the contracts, agreements or other arrangements to which the Company is a party or by which it is bound listed on Sections 3.13(a), 3.13(b) and 3.13(c) of the Disclosure Schedule or which are not required to be listed thereon. Without limiting the foregoing, as of the Closing, the Company shall (i) be released from all obligations and Liabilities under or in any manner relating to the SVB Loan and the SVB Loan Documents and (ii) all Encumbrances held by or in favor of SVB in connection with the SVB Loan will be terminated.

SECTION 3.09 Receivables. Section 3.09 of the Disclosure Schedule sets forth separately those Receivables that had been outstanding from the invoice date of such Receivable as of June 30, 2006 for (a) 29 days or less, (b) 30 to 59 days, (c) 60 to 89 days, (d) 90 to 119 days and (e) more than 119 days. Except to the extent, if any, reserved for on the Balance Sheet, all Receivables reflected on the Balance Sheet arose from, and the Receivables existing as of the Closing will have arisen from, the sale of services (including the subleasing and/or licensing of space) to Persons not affiliated with the Company and in the ordinary course of business consistent with past practice.

SECTION 3.10 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, other than as contemplated by this Agreement or any Ancillary Agreement, the Business has been conducted in the ordinary course and consistent in all material respects with past practice. As amplification and not limitation of the foregoing, since the Balance Sheet Date, the Company has not, except as set forth on Section 3.10 of the Disclosure Schedule:

(a) permitted or allowed any of the Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(b) written down or written up (or failed to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or Receivables or revalued any of the Assets other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

(c) made any change in any method of accounting or accounting practice or policy, other than such changes required by GAAP;

(d) amended, terminated, cancelled or settled any material claims of the Company or expressly waived any other material rights of value;

(e) merged with, entered into a consolidation with or acquired an interest of any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any material assets other than in the ordinary course of business consistent with past practice;

(f) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually other than obligations under or pursuant to any Service Agreement listed on Section 3.10(f) of the Disclosure Schedule;

(g) filed any amended Tax Return or made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any liability with respect to Taxes;

(h) incurred any Indebtedness or any other Liabilities other than in the ordinary course of business or Liabilities to be paid at or prior to Closing;

(i) made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person, other than Indebtedness or other Liabilities to be paid at or prior to Closing;

(j) failed to pay any creditor any amount in excess of $10,000 owed to such creditor when due, other than with respect to amounts or claims of creditors being set-off or contested in good faith listed on Sections 3.10(j) or 3.11 of the Disclosure Schedule;

(k) (i) granted any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable by the Company to any of its employees or independent contractors, including any increase or change pursuant to any Plan, or (ii) established or increased or promised to increase any benefits under any Plan;

(l) terminated, discontinued, closed or disposed of any plant, facility or other business operation, or laid off or terminated any employees or implemented any early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a) 4 of the Regulations or announced any such action or program for the future;

(m) permitted to lapse or become abandoned any material Intellectual Property (or any registration or grant thereof or any application relating thereto) to which, or under which, the Company has any right, title, interest or license;

(n) allowed any permit that was issued or relates to the Company to lapse or terminate or failed to renew any insurance policy or permit that is scheduled to terminate or expire within 45 days of the Closing;

(o) failed to maintain its property and equipment in adequate repair and operating condition, ordinary wear and tear excepted;

(p) suffered any casualty loss or damage with respect to any of the Assets which in the aggregate have a replacement cost of more than $10,000, whether or not such loss or damage shall have been covered by insurance;

(q) amended or restated its certificate of formation or limited liability company agreement (or other organizational documents);

(r) (i) abandoned, sold, assigned, or granted any security interest in or to any item of the Company Intellectual Property, the Licensed Intellectual Property or the Company IP Agreements, including failing to perform or cause to be performed all applicable filings, recordings and other acts, and pay or caused to be paid all required fees and taxes, to maintain and protect its interest in such Intellectual Property, or (ii) granted to any third party any license with respect to any Company Intellectual Property or Licensed Intellectual Property, other than licenses of Company Software to the customers of the Company in the ordinary course of its business;

(s) suffered any Material Adverse Change;

(t) sold, transferred or disposed of any properties or assets of the Company other than in the ordinary course of business;

(u) redeemed any membership interests or declared any dividends or distributions (whether in cash, securities or other property), to the holders of membership interests of the Company, other than distributions to the members of the Company to allow them or their members or owners to pay income Taxes on account of their ownership interests in the Company; or

(v) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.10, or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.10.

SECTION 3.11 Litigation. Section 3.11 of the Disclosure Schedule sets forth all Actions and Claims by or against the Company (or by or against any Seller or any Affiliate thereof and relating to the Company or this Agreement and the transactions contemplated hereby), or affecting any of the Assets or the Business pending before any Governmental Authority (or, to the Knowledge of the Sellers, threatened to be brought by or before any Governmental Authority), and to the extent Known by the Sellers, the parties, nature of the proceeding, date commenced, amount of charges or other relief sought and, if applicable, paid or granted, with respect to all such Actions and Claims. None of the matters set forth in Section 3.11 of the Disclosure Schedule has or has caused a Material Adverse Change or could reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. None of the Sellers or the Company, or any of their respective assets or properties, including the Assets, is subject to any Governmental Order (nor, to the Knowledge of the Sellers, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or has caused a Material Adverse Change or could reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.12 Compliance with Laws.

(a) Except as set forth on Section 3.12 of the Disclosure Schedule, the Company conducts and has conducted the Business in accordance with all Laws (other than (except as set forth in Section 3.12(b)) Environmental Laws) and Governmental Orders applicable to the Company or the Assets, and the Company is not in material violation of any such Law (other than (except as set forth in Section 3.12(b)) Environmental Laws) or Governmental Order. Except as set forth on Section 3.12 of the Disclosure Schedule, neither the Company nor any Seller has received any written citation, stop-work order or similar notice alleging that the Company is not in compliance with the Building Code from any Governmental Authority. Except (other than as set forth in Section 3.12(b)) with respect to Environmental Laws, to the Knowledge of the Sellers, there exists no condition within the Leased Real Property that constitutes a material violation of any applicable Law.

(b) Except as set forth in Section 3.12 of the Disclosure Schedule, the Company is, and has been, in compliance in all material respects with all Environmental Laws and Environmental Permits applicable to the Company or the Assets and has obtained all material governmental approvals required under Environmental Laws to be obtained by the Company for the use of the Leased Real Property for the purposes for which it is currently being used.

SECTION 3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule contains a true, complete and correct list (by customer name and date) and copy of each contract, agreement and written arrangement to which the Company is a party with its customers (collectively, the “Service Agreements”).

(b) Section 3.13(b) of the Disclosure Schedule contains a true, complete and correct list and copy of each support agreement and service contract to which the Company is a party with its suppliers, vendors and service providers pursuant to which the Company paid in the aggregate in excess of $10,000 in the calendar year 2005 or pursuant to which the Company will be obligated to pay in excess of $5,000 through June 30, 2006.

(c) Set forth in Section 3.13(c) of the Disclosure Schedule is a true, complete and correct list of:

(i) each contract, agreement and written arrangement to which the Company is a party with any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements;

(ii) each management contract and contract with independent contractors or consultants to which the Company is a party;

(iii) all contracts and agreements to which the Company is a party with any Governmental Authority other than as contained in Section 3.13(a) of the Disclosure Schedule;

(iv) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time, other than as contained in Section 3.13(a) of the Disclosure Schedule;

(v) all contracts and agreements between or among the Company, on one hand, and a Seller or any Affiliate of a Seller (other than the Company), on the other hand;

(vi) all contracts and agreements providing for benefits under any Plan;

(vii) all options, warrants, convertible securities, preemptive rights, rights of first refusal, or other rights, agreements, arrangements or commitments of any character relating to the Securities or obligating any Seller or the Company to issue or sell, or restricting any Seller or the Company from issuing or selling, any Securities, or any other interest in the Company;

(viii) all outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Securities or to provide funds to, or make any investment (in the form of a share purchase, loan, capital contribution or otherwise) in, any other Person;

(ix) all contracts, agreements, understandings, arrangements and commitments, written or oral, to which the Company is a party or is otherwise bound, with any employee, officer, director, consultant or agent of the Company;

(x) all contracts and agreements relating to Indebtedness of the Company;

(xi) all Company IP Agreements; and

(xii) all other contracts and agreements, whether or not made in the ordinary course of business, to which the Company is a party which are material to the Company or the conduct of the Business or under which the Company has any material liability, in each case with “material” to mean binding the Company to pay any amount in excess of, in the aggregate, $10,000.

(d) For purposes of this Agreement, “Material Contracts” means the contracts, agreements and written arrangements of the Company copies of which are contained in Sections 3.13(a) and 3.13(b) of the Disclosure Schedule, and those contracts, agreements and written arrangements listed in Section 3.13(c) of the Disclosure Schedule.

(e) Except as set forth on Section 3.13(e) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the Company and enforceable against the Company in accordance with its terms, (ii) is in full force and effect, and (iii) upon consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in breach of, or default under, any Material Contract in any material respect.

(f) The Company has not received any notice of termination, cancellation, material breach or material default under any Material Contract. To the Knowledge of the Sellers, no other party to any Material Contract is in material breach thereof or material default thereunder.

(g) The Sellers have made available to the Purchaser true and complete copies of all Material Contracts listed in Section 3.13(c) of the Disclosure Schedule.

(h) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Securities or any of the Assets.

(i) Except as set forth on Section 3.13(i) of the Disclosure Schedule, there are no oral agreements to which the Company is a party or otherwise bound that obligate the Company to pay any amount in excess of, in the aggregate, $1,000 or that restrict the Company’s conduct of its business in any material respect.

(j) Except as may be included in the calculation of Closing Net Working Capital, the Company does not have any obligation to make any payment under any Material Contract as a licensor (or landlord) or service provider thereunder to (or for the direct benefit of) the licensee (or tenant) or service recipient thereunder which is in the nature of a licensee (or tenant) or other inducement, including, without limitation, initial tenant or licensee improvement allowances, costs otherwise incurred by the Company to improve any licensee’s premises or space costs, design and refurbishment allowances, legal fees, rent abatement and free rent, and/or loss of income resulting from any free rental or service period.

SECTION 3.14 Intellectual Property.

(a) Section 3.14 of the Disclosure Schedule sets forth a true and complete list of (i) all patents and patent applications, registered trademarks and trademark registration applications, registered copyrights and copyright registration applications, and registered domain names included in the Company Intellectual Property, (ii) all Company IP Agreements, other than commercially available off the shelf Software licensed to the Company pursuant to shrink wrap or click wrap licenses, and (iii) other Company Intellectual Property material to the Business.

(b) The operation of the Business as currently conducted, the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith and the Company’s operation of its web site in connection with the Business, the content thereof and any advertisements contained therein, do not conflict with, infringe, misappropriate or otherwise violate the Intellectual Property or other proprietary rights, including rights of privacy, publicity and endorsement, of any third party, and no Actions or Claims are pending or, to the Knowledge of the Sellers, threatened against any Seller or the Company alleging any of the foregoing.

(c) The Company (i) owns all rights, title and interest in and to the Company Intellectual Property, free and clear of all Encumbrances, and (ii) has a valid right to use, pursuant to a Company IP Agreement, all Licensed Intellectual Property in the ordinary course of the Business as presently conducted. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company is not obligated or under any duty or liability whatsoever to make any payments by way of royalties, fees or otherwise to any third party with respect to the use of any of the Company Intellectual Property or the Licensed Intellectual Property.

(d) Neither any Company Intellectual Property, nor to the Knowledge of the Sellers, any Licensed Intellectual Property, is subject to any outstanding decree, order, injunction, judgment or ruling that either restricts the use of such Intellectual Property or impairs the validity or enforceability of such Intellectual Property.

(e) The Company Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used in the ordinary day-to-day conduct of the Business, and there are no other items of Intellectual Property that are material to the ordinary day-to-day conduct of the Business. The Company Intellectual Property and, to the Knowledge of the Sellers, the Licensed Intellectual Property are subsisting, valid and enforceable, and have not been adjudged invalid or unenforceable in whole or part.

(f) No Actions or Claims are pending or, to the Knowledge of the Sellers, threatened, against any Seller or the Company (i) based upon or challenging or seeking to deny or restrict the use by the Company of any of the Company Intellectual Property or Licensed Intellectual Property, (ii) alleging that any services provided by, or processes used by the Company, infringe or misappropriate any Intellectual Property right of any third party, or (iii) alleging that the Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(g) To the Knowledge of the Sellers, no Person is engaging in any activity that infringes the Company Intellectual Property or Licensed Intellectual Property. The Company has not granted any license or other right to any third party with respect to the Company Intellectual Property or Licensed Intellectual Property. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or impairment of or Encumbrance on any of the Company Intellectual Property.

(h) No rights in the Company Software have been transferred to any third party except to the customers of the Company to whom the Company has licensed such Company Software in the ordinary course of business. To the Knowledge of the Sellers, the Client Central Software is free of all viruses, worms, trojan horses and other material known contaminants. No bug, error, or other problem in respect of the Client Central Software has materially disrupted operation of the Client Central Software or had an adverse impact on the operation of other software programs or operating systems used by the Company. As of the Closing, the Company has the right to use all software development tools, library functions, compilers, and other third party software that are required to operate or modify the Client Central Software.

(i) The Company has entered into written non-disclosure arrangements with third parties who have been accorded access to Trade Secrets and other confidential Intellectual Property used in connection with the Business. To the Knowledge of the Sellers, (i) there has been no misappropriation of any material Trade Secrets of the Company by any Person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the Company; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(j) No Actions or Claims are pending or, to the Knowledge of the Sellers, threatened, against any Seller or the Company alleging that the Company’s collection or use of any personally identifiable information (“Customer Information”) the Company has obtained from visitors to the Company’s Internet website or otherwise violates the Company’s privacy policy or any applicable Laws; the Company has collected, maintained and used Customer Information in compliance, in all material respects, with all applicable Laws, and to the Knowledge of the Sellers, no Person has gained unauthorized access to any Customer Information held by the Company.

SECTION 3.15 Real Property. There exists no Owned Real Property. There exists no Leased Real Property other than pursuant to the SNS Master Lease. The SNS Master Lease is in full force and effect, and neither the Company (as the tenant under the SNS Master Lease) nor SNE (as the landlord under the SNS Master Lease) is in default under the SNS Master Lease, and, to the Knowledge of the Sellers, there exist no facts or circumstances that, with the passage of time or the giving of notice, or both, would constitute a default or breach by the

Company or SNE under the SNS Master Lease. There are no contractual or legal restrictions that preclude or restrict the ability of the Company to use the Leased Real Property for the purposes for which it is currently being used. Except (other than as set forth in Section 3.12(b)) with respect to Environmental Laws, the Company has obtained all governmental approvals required for the Company to use the Leased Real Property for the purposes which it is currently being used. The capacity of the utility services that have been provided to the Leased Real Property are adequate for the use of the Leased Real Property for the purposes for which it is currently being used. Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Company has not leased, subleased, licensed or otherwise granted any Person any rights to occupy or use any portion of the Leased Real Property. The license fees set forth in each of the Service Agreements are the actual license fees being paid thereunder and there exists no separate agreements or understandings with respect to any of the same.

SECTION 3.16 Tangible Personal Property. Section 3.16 of the Disclosure Schedule lists each item of Tangible Personal Property owned by the Company with a book value in excess of $10,000. Except as set forth in Section 3.16 of the Disclosure Schedule, the Company is not a party to any leases or subleases for Tangible Personal Property with aggregate annual lease payments in excess of $10,000.

SECTION 3.17 Assets.

(a) Except as set forth in Section 3.17 of the Disclosure Schedule, the Company owns, leases or has the legal right to use all the properties and assets, including the Leased Real Property and the Tangible Personal Property, used in the conduct of the Business as of the date of this Agreement, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used by the Company in or relating to the conduct of the Business as of the date of this Agreement, all of which properties, assets and rights constitute Assets. The Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except Permitted Encumbrances. The Assets constitute all the properties, assets and rights as are necessary in the conduct of the Business as conducted on the date of this Agreement.

(b) The Assets are in adequate operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used.

SECTION 3.18 Customers. Listed on Section 3.18 of the Disclosure Schedule are the names of each of the customers of the Business for the six (6) month period ended June 30, 2006, and the amount for which each such customer was invoiced through such period. None of the Sellers nor the Company has received any written notice that any of the ten (10) largest customers by revenue of the Company for the six (6) month period ended June 30, 2006 has ceased, or will cease, to use the products, equipment, goods or services of the Company, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

SECTION 3.19 Suppliers. Listed in Section 3.19 of the Disclosure Schedule are the names and addresses of all of the suppliers of services, supplies, merchandise and other goods for the Business or to the Company in an aggregate amount in excess of $5,000 for the six (6) month period ended June 30, 2006. None of the Sellers nor the Company has received any written notice that any of the ten (10) largest suppliers of services, supplies, merchandise or other goods to the Company for the six (6) month period ended June 30, 2006 will not provide services nor sell supplies, merchandise and other goods to the Company at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

SECTION 3.20 Employee Benefit Matters.

(a) Plans and Material Documents. Section 3.20(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock or other equity-based awards, incentive, deferred compensation, vacation, disability, death benefit, hospitalization, medical fringe benefit, excess benefit, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, change of control, severance or other contracts or agreements, whether formal or informal, whether in writing or not, whether legally enforceable or not, to which the Company is a party, with respect to which the Company has any obligation, contingent or otherwise (including, but not limited to, any contingent liability under Section 4069 of ERISA), or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer, independent contractor or director of the Company (collectively, the “Plans”). The Sellers have furnished to the Purchaser a complete and accurate copy of each Plan and each document material to the operation of each Plan (or, in connection with any unwritten Plans, a detailed description thereof) and, as applicable, a complete and accurate copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. The Sellers have delivered or made available to the Purchaser accurate and complete copies of all currently effective employee manuals and handbooks, disclosure materials, policy statements and documents used by in the administration of personnel policies and other documents relating to the employment of (or benefits available to) current and former employees of the Company. The Company has no express or implied commitment, whether legally enforceable or not, to (i) create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) Absence of Certain Types of Plans. No Plan is subject to Section 412 of the Code or Title IV of ERISA and the Company has not incurred and does not expect to incur any liability with respect to any current or former employee benefit plan (as defined in Section 3(3) of ERISA) subject to Section 412 of the Code or Title IV of ERISA or with respect to any similar plan, program, or arrangement subject to the laws of a foreign nation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (A) entitle any current or former employee, consultant or director of the Company to any increased or modified benefit or payment; (B) increase the amount of compensation due to any such employee, consultant or director; (C) accelerate the vesting, payment or funding of any compensation, equity-based benefit, incentive or other benefit; (D) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (E) cause any compensation to fail to be deductible under any provision of the Code; (F) result in the imposition of any excise tax on the Company or any current or former employee or other service provider under any provision of the Code; or (G) result in any release of any obligation of any current or former employee to the Company. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Each Plan may be amended or terminated at any time without material liability to the Company, except for claims incurred but not paid prior to any such amendment or termination, and customary fees associated with such amendment or termination.

(c) Compliance with Applicable Law. Except as could not reasonably be expected to result in material liability to the Company, (i) each Plan is now and always has been operated in accordance with both its terms and with the requirements of all applicable Law, including ERISA and the Code, and all persons who participate in the operation of such Plans and all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have always acted in accordance with all applicable Plans as well as the provisions of all applicable Law, including ERISA and the Code, and the Company has not received any claims to the contrary and has no Knowledge of any facts or circumstances that could be reasonably be expected to form the basis for any such claims; (ii) the Company has performed all obligations required to be performed by it under, is not in default under or in violation of, and to the Knowledge of the Sellers, there exists no default or violation by any party to, any Plan; (iii) no legal action, suit or claim is pending or, to the Knowledge of the Sellers, threatened against any Plan or Plan fiduciary or the Company with respect to any Plan (other than routine claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim; (iv) neither any Plan nor the Company (but solely with respect to any Plan) is under audit or investigation or is the subject of an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Knowledge of the Sellers, threatened; and (v) no event has occurred and, to the Knowledge of the Sellers, there exists no condition or set of conditions in connection with the Plans that could give rise to liability to the Company under ERISA, the Code, or applicable law.

(d) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter or opinion letter from the IRS to the effect that, with respect to the form of such plan, it is so qualified, and no fact or event has occurred since the date of such determination letter or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust or result in a filing under Rev. Proc. 2003-44 or any predecessor or successor thereto. Each trust maintained or contributed to by the Company that is intended to be qualified as a voluntary employees’ beneficiary association and that is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status.

(e) Absence of Certain Liabilities and Events. The Company has no (and has not had any) ERISA Affiliates. The Company has not incurred any liability pursuant to Title I or IV of ERISA, or any liability pursuant to the penalty, excise tax, or joint and several liability provisions of the those sections of the Code related to employee benefit plans, or any foreign law or regulation relating to employee benefit plans. No fact or event exists that presents a risk to the Company (or after the Closing, the Purchaser or any of its Affiliates) of incurring any such liability. Without limiting the foregoing, except as could not reasonably be expected to result in material liability (A) there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan, and (B) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No asset of the Company is the subject of any lien arising under ERISA or Section 412 of the Code. The Company has not, since October 3, 2004, (x) granted to any person an interest in a “nonqualified deferred compensation plan (as defined in section 409A(d)(1) of the Code) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by section 409A(a)(1)(B) or (b)(4) of the Code, or (y) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by section 409A(a)(1)(B) or (b)(4) of the Code. All plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) are listed on Section 3.20(e) of the Disclosure Schedule.

(f) Plan Contributions and Funding. There are no liabilities, whether contingent or otherwise, of the Company relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Plan and with respect to each workers’ compensation arrangement, that is funded wholly or partially through an insurance policy or public or private fund, (A) all contributions, premiums and expenses required to have been paid to date under such insurance policy or fund have been paid, all contributions, premiums and expenses required to be paid under the insurance policy or fund through the Closing will have been paid on or before the Closing and (C) to the extent any such contributions, premiums or expenses are not yet due, the liability therefor has been fully accrued on the Company’s financial statements. There will be no liability of the Company under any such insurance policy or fund or ancillary agreement with respect to such insurance policy or fund in the nature of a retroactive rate adjustment, loss sharing arrangement, audit adjustment or other actual or contingent liability arising wholly or partially out of events occurring on or prior to the Closing. All aforementioned contributions and premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and there are no facts or circumstances that exist that reasonably could be anticipated to result such a challenge or disallowance. With respect to each Plan and with respect to each worker’s compensation arrangement, regardless of how funded, the Company may terminate all insurance policies or third party administrator relationships on no more than 60 days’ advance notice without liability, except for premiums due under any such policy through the date of termination.

SECTION 3.21 Labor Matters. (a) The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and to the Knowledge of the Sellers currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (b) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Sellers, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (c) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against the Company under any such agreement or contract which could cause a material liability to the Company; (d) there are no unfair labor practice complaints pending or, to the Knowledge of the Sellers, threatened against the Company before the National Labor Relations Board or any other Governmental Authority; (e) the Company is currently in material compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (f) the Company has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (g) there is no claim with respect to payment of wages, salary or overtime pay pending against the Company before any Governmental Authority or, to the Knowledge of the Sellers, threatened; (h) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (i) there is no charge or proceeding with respect to a violation of any occupational safety or health standard pending against the Company or, to the Knowledge of the Sellers, threatened; (j) no employment related claims or charges, including (A) federal or state or other claims based on sex, sexual or other harassment, age, disability, race or other discrimination or retaliation or common law claims, including claims of wrongful termination, by any current or former employee of the Company, and (B) charges of discrimination in employment or employment practices, for any reason, are pending against the Company before the United States Equal Employment Opportunity Commission, or any other Governmental Authority, nor, to the Knowledge of the Sellers, are any such claims or charges threatened; (k) the employment of the employees of the Company is terminable at will and no employee is entitled to severance pay or other benefits (including acceleration of equity or incentive awards) following termination or resignation; (l) the Company is not a party to any agreement for the provision of labor from any outside agency; (m) the Company properly classifies, and has properly classified, each current and former service provider as an employee or non-employee for payroll withholding obligations and benefit plan participation, and with respect to each such current and former employee, the Company has properly classified and treated such individual as either exempt or not exempt from federal and state overtime requirements; and Section 3.21(n) of the Disclosure Schedule lists each former employee of the Company (along with his or her date of termination and prior job site location) who, on or within the 90 days preceding the Closing, experienced employment action that would count toward determining whether advance notification of termination is required under the Worker Adjustment Retraining and Notification Act or any similar state law.

SECTION 3.22 Employees. Section 3.22 of the Disclosure Schedule lists the name, current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other benefits paid or payable (in cash or otherwise) in the current fiscal year and the most recently completed fiscal year, of each current employee, officer, director or consultant of the Company. There are no contracts, agreements, understandings, arrangements and commitments, written or oral, to which the Company is a party or is otherwise bound, with any employee, officer, director or consultant of the Company or with any Affiliate or employee of any Affiliate of the Company.

SECTION 3.23 Certain Interests.

(a) Except as set forth on Section 3.23 of the Disclosure Schedule, no Seller nor any member, stockholder, officer, manager or director of any Seller or the Company, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any Seller or any such member, stockholder, officer, manager or director:

(i) has any direct or indirect financial interest in any competitor, supplier or customer of the Company or the Business; provided, however, that the ownership of securities representing no more than 4.9% of the outstanding voting power of any competitor, supplier or customer, and which are also listed on any national securities exchange or traded on any national securities market, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

(ii) owns, directly or indirectly, in whole or in part, or has any other interest in any material tangible or intangible property which the Company uses in the conduct of the Business or otherwise; or

(iii) has outstanding any Indebtedness to the Company.

(b) None of the Sellers nor the Company has any Liability or any other obligation of any nature whatsoever to any officer, member, manager, director or equityholder of the Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, member, manager, director or equityholder.

SECTION 3.24 Taxes.

(a) Filing of Tax Returns and Payment of Taxes. Except as set forth in Section 3.24 of the Disclosure Schedule, the Company has duly and timely filed with the appropriate taxing authorities all Tax Returns required to be filed taking into account all relevant extensions. All such Tax Returns filed are complete and accurate in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than the Company’s 2005 income Tax Returns. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Audits, Investigations, Disputes or Claims. No deficiencies for Taxes have been claimed, proposed or assessed by any Tax authority against the Company. There are no pending or, to the Knowledge of the Sellers, threatened audits, investigations, disputes or claims or other actions for or relating to any Liability for Taxes with respect to the Company, and there are no matters under discussion with any Governmental Authorities, or to the Knowledge of the Sellers, with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company. There has not been any examination report or statement of deficiency assessed against or agreed to by the Company. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not contesting any Taxes assed by any Tax authority against the Company.

(c) Taxes of Other Persons. The Company has no Liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(d) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements with respect to or involving the Company, the assets of, or the business conducted by, the Company, and after the Closing Date, none of the Company, the Securities, the assets of, or the business conducted by, the Company, shall be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

(e) No Withholding. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holder or other third party.

(f) Liens. Except as set forth in Section 3.24 of the Disclosure Schedule, there are no material Encumbrances for Taxes (other than for Taxes not yet due and payable) on any of the assets of the Company.

(g) Partnership Tax Treatment. At all times since its formation, the Company has been classified as a partnership or disregarded entity for United States federal Tax purposes.

(h) The Company has registered, by way of complete and accurate Maricopa County Self Reporting Business Personal Property Registrations filed with the Maricopa County Tax Assessor, all of the Company’s Tangible Personal Property with the Maricopa County Tax Assessor.

SECTION 3.25 Insurance. The Company maintains insurance coverage in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Company.

SECTION 3.26 Certain Business Practices. None of the Sellers or the Company or any of their respective directors, managers, officers, agents, representatives or employees (in their capacity as directors, managers, officers, agents, representatives or employees) has: (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §79dd-2), as amended, or any other applicable foreign, federal or state law; or (b) accepted or received any unlawful contributions, payments, expenditures or gifts.

SECTION 3.27 Brokers. Except for Signal Hill Capital Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Sellers or the Company. The Sellers are solely responsible for the fees and expenses of Signal Hill Capital Group LLC and Sellers and the Company shall agree to indemnify Purchaser against same and against any cost or expense (including, but not limited to, attorneys’ fees) incurred by Purchaser in resisting any claim for any such brokerage commission.

SECTION 3.28 Suite 310/320 Construction. Except as set forth in Section 3.28 of the Disclosure Schedule, the construction and installation of the improvements, alterations, fixtures, upgrades, utility services and equipment in the portions of the Leased Property commonly known as Suite 310 and Suite 320 was completed prior to the Closing in accordance, in all material respects, with the plans dated March 1, 2006 prepared by Peter Lendrum Registered Architect and approved by the City of Phoenix on March 29, 2006 pursuant to DPTE’s Annual Facility Permit, construction Permit Number 06021216.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

As an inducement to the Sellers to enter into this Agreement, each Purchaser, jointly and severally, hereby represents and warrants to the Sellers as follows:

SECTION 4.01 Organization and Authority of the Purchaser.

(a) The Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except to the extent that (i) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar law as is now or hereinafter in effect relating to creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other authority or person before which any proceeding therefor may be brought.

SECTION 4.02 No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to any Seller, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of formation or limited liability company agreement of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or the Ancillary Agreements.

SECTION 4.03 Governmental Consents and Approvals.

(a) The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any third party or Governmental Authority, except as described in Schedule 4.03 hereto.

(b) The Purchaser’s acquisition of the Securities is not reportable pursuant to the HSR Act. Purchaser acknowledges that the Sellers are (i) relying on the foregoing representation in its determination that no pre-merger notification or other report or filing is required to be made in connection with the transactions contemplated by this Agreement and (ii) not in a position to confirm the underlying facts with respect thereto.

SECTION 4.04 Securities Laws. The Purchaser is acquiring the Securities solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. The Purchaser confirms that the securities were not offered to it by any means of general solicitation or general advertising. The Purchaser understands that the Securities have not been registered under the securities Laws of any state, under the Securities

Act of 1933, as amended, or under the securities Laws of any other country and are offered in reliance on exemptions therefrom, that the Securities have not been approved or disapproved by the Securities and Exchange Commission, by any other federal or state agency or by any other equivalent foreign agency. The Purchaser understands that there are restrictions on the transferability of the Securities pursuant to applicable federal and state securities Laws.

SECTION 4.05 Litigation. No Action by or against the Purchaser is pending or, to the knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

SECTION 4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.07 Third Party Contacts. Within the six months preceding the date hereof, to the Knowledge of the Purchaser, neither the Purchaser nor any Affiliate thereof has knowingly and intentionally solicited the Company’s or SNE’s customers to move, redirect, abandon or defer any contract or other business they are conducting with, or considering conducting with, the Company or SNE at the Leased Real Property.

SECTION 4.08 Restrictions on Conduct of the Business. Immediately following the Closing, neither the Company nor the Business shall be subject to or bound by, as a result of any past or present affirmative action by the Purchaser or any of its Affiliates, any restriction or any Governmental Order limiting the Company’s ability to compete or solicit business (in any geographic area, prior to December 31, 2006, with respect to any line of business, without regard to whether the Company currently conducts business in a particular geographic area or currently engages in a particular line of business), which Governmental Order or restriction the Company or the Business is not subject to or bound by immediately prior to the Closing.

SECTION 4.09 Solvency. The Purchaser does not intend to incur Indebtedness beyond its ability to pay such Indebtedness as it matures (taking into account the timing and amounts of cash to be payable or in respect of its Indebtedness). The Purchaser has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date.

SECTION 4.10 Tax Status of Purchasers. As of the date hereof, Digital VB (or, if Digital VB is a Disregarded Entity, its owner) and Digital Services (or, if Digital Services is a Disregarded Entity, its owner) are, and through the end of the Closing Date will be, treated as separate entities from one another for federal income tax purposes.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01 Access to Information.

(a) In order to facilitate the resolution of any claims made against or incurred by any Seller prior to the Closing or for any other reasonable purpose, for a period of seven years after the Closing, the Purchaser shall (i) retain the books and records relating to the Business and the Company relating to periods prior to the Closing and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Sellers reasonable access (including the right to make, at the Sellers’ expense, photocopies), during normal business hours, to such books and records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or the Company after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, each Seller shall (i) retain the books and records of such Seller which relate to the Business and the Company and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser or the Company and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser or the Company reasonable access (including the right to make photocopies, at the expense of the Purchaser or the Company), during normal business hours, to such books and records.

SECTION 5.02 Confidentiality. Each Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers, managers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to or otherwise use) all information relating to Trade Secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business or the Company, (ii) in the event that any Seller or any such agent, representative, Affiliate, employee, officer, manager or director becomes legally compelled to disclose any such information, if practicable, provide the Purchaser with prompt written notice of such requirement so that the Purchaser or the Company may seek a protective order or other remedy or waive compliance with this Section 5.02, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.02, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of any Seller or any of its agents, representatives, Affiliates, employees, officers, managers and directors; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by any Seller, its agents, representatives, Affiliates, employees, officers, managers or directors. Each Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 5.02 are inadequate and that in addition thereto the Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

SECTION 5.03 Use of Intellectual Property. Each Seller acknowledges and agrees that from and after the Closing, (i) the names listed in Schedule 5.03 hereto and all similar or related names, marks and logos (all of such names, marks and logos being the “Company Marks”) shall be owned by the Company, (ii) no Seller nor any of its Affiliates shall have any rights in the Company Marks or shall use any of the Company Marks and (iii) no Seller nor any of its Affiliates will contest the ownership or validity of any rights of the Purchaser or the Company in or to the Company Marks.

SECTION 5.04 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.05 Employee Matters. Nothing expressed or implied in this Agreement shall be interpreted to confer upon any current or former employees of the Company any rights or remedies, including, without limitation, any right to employment or continued employment for any specified period, of any nature or kind whatsoever or any rights to any particular compensation or benefits whatsoever (including, without limitation, any form of notice or severance pay). Other than the Purchaser Indemnified Parties, the Seller Indemnified Parties and the Seller Representative, the right to enforce any of the terms of this Agreement shall inure only to the parties hereto and shall in no way extend to any third parties who might benefit from the terms of this Agreement in any way, including, without limitation, current or former employees of the Company.

SECTION 5.06 Non-competition; Non-solicitation; Non-Disparagement.

(a) Non-competition. During the period beginning on the date hereof and ending on December 31, 2006 (the “Non-compete Period”), each Seller shall not directly or indirectly engage in any business that competes with the Business. Notwithstanding the foregoing, nothing contained in this Section 5.06(a) shall prohibit any Seller or any of their respective Affiliates from (i) owning less than five percent (5%) of any class of security listed on a national securities exchange or traded in the over-the-counter market or (ii) during the Non-compete Period, subject to this Section 5.06(a) and Sections 5.06(b) and 5.06(c), seeking, investigating, acquiring, financing and/or developing any property in any geographic area, including the Business’ market, for the purposes of providing, upon the termination of the Non-compete Period, co-location or data center space for lease or license to third parties in any geographic area, including the Business’ market. Purchaser hereby acknowledges that Sellers and/or their Affiliates intend, during the Non-compete Period, subject to this Section 5.06(a) and Sections 5.06(b) and 5.06(c), to seek, investigate, acquire, finance and/or develop property for the purposes of providing co-location or data center space for lease or license to third parties, including in the Business’ market, after the termination of the Non-compete Period.

(b) Non-solicitation of Customers. Without limiting the generality of the provisions of Section 5.06(a) above, during the period beginning on the date hereof and ending on the first anniversary of the Closing Date (the “Non-solicit Period”), each Seller shall not directly or indirectly solicit any Person that is or was a Customer of the Business during the period between June 30, 2005 and the Closing Date, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts related to the services provided by the Business.

(c) Non-solicitation of Employees. During the Non-solicit Period, each Seller shall not directly or indirectly solicit for employment or hire any person that is or was an employee (or co-employee) of or consultant to the Business during the period between June 30, 2005 and the Closing Date; provided, however, that this Section 5.06(c) shall not prohibit (i) any general advertisement or general solicitation that is not targeted at such persons or (ii) soliciting the employment of, or the hiring of, any such person who has been terminated by the Company after the date hereof.

(d) Non-Disparagement. During the Non-solicit Period, each Seller shall not, directly or indirectly, publicly disparage in any material respect the Company, Purchaser, Digital or any of their respective Affiliates (actually known by the applicable Seller to be such an Affiliate).

(e) In no event shall any action taken in good faith by a Management Member at Purchaser’s request pursuant to Section 5.08 or otherwise be a breach of Sections 5.06 (a), (b) or (c).

(f) Purchaser hereby acknowledges and agrees, on its own behalf and on behalf of its Affiliates, including the Company after the Closing, that any opportunity or rights with respect to acquiring, financing, developing, managing and/or operating any property for the purposes of providing co-location or data center space for lease or license to third parties identified or acquired by any Seller (whether in its capacity as a member, manager, officer or employee of the Company or otherwise) or any Affiliate of any Seller prior to the Closing are the sole and exclusive property and/or rights of Sellers and/or their Affiliates, that Sellers shall have no obligation (fiduciary or otherwise) to the Company or Purchaser with respect to any such opportunity or right, and that neither the Company nor Purchaser shall have any interest in or claim to any such opportunity or right.

SECTION 5.07 Cooperating Regarding Assignment of Fiber Optics Communication System License and Consent to Assignment of Chilled Water Agreement. Each Seller covenants and agrees, (a) at no cost to Purchaser, to employ all commercially reasonable efforts to (i) cause the Fiber Optics Communication System to be transferred and assigned to Purchaser as promptly following the Closing as is practicable and to provide such assistance with respect to such transfer and assignment of such agreement as the Purchaser reasonably requests and (ii) cause Northwind Phoenix, LLC to consent, by executing the Assignment of Chilled Water Agreement, to the assignment by SNE of all its right, title and interest in, under and with respect to the Chilled Water Agreement; provided that Sellers shall not be obligated to compensate Northwind Phoenix, LLC for such consent, and (b) not to take any action that would reasonably be expected to prevent, delay or impede the assignment to Purchaser of the Fiber Optics Communication System.

SECTION 5.08 Transition Services.

(a) During the sixty (60) day period after the Closing Date, each Management Member shall provide to Purchaser such advisory services with respect to matters pertaining to the Business and the Assets as shall be reasonably requested from time to time of such Management Member by Purchaser in good faith.

(b) During the one hundred twenty (120) day period after the Closing Date, William D. Slessman shall (A) provide to Purchaser such advisory services with respect to matters pertaining to the Client Central Software as shall be reasonably requested from time to time by Purchaser in good faith, (B) make himself available by telephone to answer any questions that Purchaser shall have with respect to the Client Central Software.

(c) All Support Services and Software Support Services shall be provided during the Company’s normal business hours at no cost to Purchaser (other than reimbursement of expenses to the extent provided in accordance with this Section 5.08) for up to forty (40) hours in any calendar week by all Management Members in the aggregate. In the event that Purchaser requests that the Management Members collectively perform Support Services and/or Software Support Services that actually and reasonably require the Management Members, in the aggregate, to devote in excess of forty (40) hours in any calendar week to the performance of such Support Services and/or Software Support Services, the Management Members may agree to devote time in excess of forty (40) hours in a calendar week toward the performance of such requested Support Services and/or Software Support Services (such agreement not to be unreasonably withheld), in which event, Purchaser shall pay to the Seller Representative on behalf of the Management Members a fee of $250 per hour (plus reimbursement of expenses to the extent provided in accordance with this Section 5.08) for each additional hour in excess of forty (40) hours in any calendar week that is actually and reasonably required to perform the requested Support Services and/or Software Support Services. Notwithstanding anything to the contrary in this Agreement, no time spent on any action taken by the Management Members under any provision of this Agreement (including, without limitation, under Section 5.07), other than in response to a request by Purchaser for Support Services or Software Support Services, as applicable, under this Section 5.08, shall be counted in the calculation of whether forty (40) hours in any calendar week has been provided.

(d) The Management Members shall have no obligation to expend any funds in connection with the performance of their obligations under this Section 5.08, and Purchaser shall reimburse each Management Member for his reasonable out-of-pocket expenses which are incurred in connection with the performance by such Management Member of his obligations under this Section 5.08; provided, however, that the Management Members shall be responsible for the payment of (and Purchaser shall have no obligation to reimburse any Management Member for) any and all expenses incurred by the Management Members in connection with the performance of their obligations under this Section 5.08 for or relating to (i) telephonic and/or other electronic communications and (ii) travel to or from the Real Property and/or lodging or per diem expenses in the Phoenix, Arizona area. Any reimbursement to be made by Purchaser pursuant to this Section 5.08 shall be made following submission to Purchaser by a Management Member of reasonable documentation of the out-of-pocket expenses incurred by such Management Member in connection with such Management Member’s performance of his obligations under this Section 5.08.

(e) No Management Member, nor any other Seller, makes any warranties, express or implied, with respect to any services provided pursuant to this Section 5.08. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Management Member or any other Seller be liable to Purchaser or to any other Person for any Losses incurred by reason of or arising out of the (i) performance by the Management Members of Support Services and/or Software Support Services under this Section 5.08 or (ii) the non-performance of the Management Members of their obligations under this Section 5.08 to the extent that such non-performance does not constitute willful misconduct.

ARTICLE VI

TAX MATTERS

SECTION 6.01 Books & Records; Cooperation. To the extent not already filed as of the Closing Date, after the Closing, Sellers shall prepare, or cause to be prepared, at Sellers’ expense, all income Tax Returns of the Company for the taxable years ending on December 31, 2005 and on the Closing Date. The Sellers shall not make an election under Section 754 of the Code with respect to the acquisition of the Securities by Purchasers on the income Tax Return of the Company for the taxable year ending on the Closing Date without the prior written consent of Purchasers, which consent may be withheld in Purchasers’ sole and absolute discretion. The Purchaser may cause the Company to make a Section 754 election on the Company’s income Tax Return beginning on the date after the Closing Date in a manner consistent with the parties’ agreements under this Agreement, including Section 6.03 hereof. The Seller Representative shall provide copies of such Tax Returns to Purchaser no later than twenty (20) days before the due dates of such Tax Returns for Purchaser’s review and comment. The Purchaser shall cause the Company to file any such income Tax Returns of the Company prepared by Sellers within five (5) days of receipt of final copies of such Tax Returns from Sellers. The Purchaser and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Securities or the Company, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Sellers, the Purchaser or the Company, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claim, suit or proceeding relating to any Taxes and performing Tax diligence. The Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Securities and the Company, for a period of at least four (4) years following the Closing Date. At the end of such period, each party shall provide the other with at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. The Purchaser and the Sellers shall cooperate fully with the other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Securities and the Company. The Purchaser and the Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

SECTION 6.02 Allocation of Taxes. (a) Subject to Section 6.06 regarding Transfer Taxes, Sellers shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Company attributable to the Pre-Closing Tax Period. The Purchaser shall be responsible for and shall promptly pay when due all Taxes levied with respect to the Company attributable to the Post-Closing Tax Period. All Taxes levied with respect to the Company for the Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period, as follows:

(i) in the case of any Taxes other than Taxes based upon or related to income or receipts, the portion allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii) in the case of any Tax based upon or related to income or receipts, including payroll Taxes, the portion allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date; and

(iii) all transactions not in the ordinary course of business occurring on the Closing Date and after the purchase of the Securities at the Closing as a result of any act or omission of the Purchaser or any of its Affiliates shall be considered to have occurred during the Post-Closing Tax Period and shall be reported on the Tax Returns of the Purchaser (or its Affiliates).

(b) Upon receipt of any bill for such Taxes relating to the Securities or the Company, the Purchaser and the Sellers shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 6.02 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that the Purchaser or the Sellers shall make any payment for which it is entitled to reimbursement under this Section 6.02, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Notwithstanding the foregoing, (1) no Purchaser Indemnified Party shall be liable for (i) any Taxes of Sellers or the Company levied with respect to the Securities or the Company attributable to Pre-Closing Tax Periods, or (ii) any other Taxes of Sellers or their Affiliates for any periods, and (2) the Sellers shall not be liable for (i) any Taxes of the Company attributable to Post-Closing Tax Periods, or (ii) any other Taxes of the Purchaser or its affiliates for any periods.

SECTION 6.03 Covenants Regarding Certain Filings

(a) The Company has distributed to the Sellers all of its accounts receivable including, but not limited to, those Receivables identified on Schedule 6.03, in accordance with the terms of the resolutions referenced in Section 2.04(p). Each Seller and each Purchaser acknowledges and agrees that the Company will not be required to file, and none of the Sellers or Purchasers will cause the Company to file, an IRS Form 8308 in connection with the sale and purchase of the Securities pursuant to this Agreement, unless either Purchaser or the Company receives a written request from the IRS to file IRS Form 8308 or the Sellers determine in their sole and absolute discretion that Form 8308 is required to be filed. Each Seller and each Purchaser agrees that none of the Sellers, the Purchasers or the Company will be required to file or will file an IRS Form 8594 with respect to the purchase of the Securities pursuant to this Agreement unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code if the issue is initiated by the IRS.

(b) Each Purchaser hereby agrees that, without the prior written consent of the Seller Representative, which consent may be given or withheld in the Seller Representative’s sole discretion, neither Purchaser shall file an election to treat (or take any action resulting in treating) Digital VB, Digital Services, Inc., a Maryland corporation, or the Company as a disregarded entity, as defined in Treasury Regulation Section 301.7701-3, or a qualified REIT subsidiary, as defined in Section 856(i) of the Code (each such entity, a “Disregarded Entity”), effective on or as of the Closing Date.

SECTION 6.04 Notices. The Sellers shall promptly notify the Purchaser in writing upon receipt by Sellers of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments related to the Securities or the Company.

SECTION 6.05 Withholding Certificates. At the Closing, each Seller shall deliver to the Purchaser all necessary forms and certificates complying with applicable law, duly executed and acknowledged, and reasonably satisfactory to the Purchaser, certifying that the transactions contemplated by this Agreement are exempt from withholding under Section 1445 of the Code and from backup withholding under Section 3406 of the Code.

SECTION 6.06 Transfer Taxes. The Sellers shall be liable for all sales, use, transfer, documentary, stamp, registration, conveyance, value added, goods and services or other similar Taxes imposed by any Tax jurisdiction domestic or foreign, and all recording or filing, notary fees and other similar costs incurred in connection with this Agreement (collectively, “Transfer Taxes”).

SECTION 6.07 Tax Indemnification.

(a) By Purchaser. The Purchaser shall indemnify, save and hold the Sellers harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach of the representations and warranties made by Purchaser pursuant to Section 4.10 or any breach of covenant made by the Purchaser pursuant to this Article VI; and (ii) any Taxes of the Company with respect to any Post-Closing Tax Period (allocated in accordance with the principles described in Section 6.02).

(b) By the Sellers. The Sellers shall indemnify, save and hold the Purchaser Indemnified Parties harmless from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach of the representations and warranties made by the Company and the Sellers pursuant to Section 3.24 (Taxes) or any covenant made by the Sellers pursuant to this Article VI; (ii) any Taxes of the Company with respect to any Pre-Closing Tax Period (allocated in accordance with the principles described in Section 6.02); (iii) any Transfer Taxes payable by Sellers pursuant to Section 6.06; and (iv) the unpaid Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, for which the Company is liable with respect to any Pre-Closing Tax Period.

(c) The indemnification obligations of Purchaser and the Sellers under this Section 6.07 shall be subject the terms, conditions, limitations and procedures set forth in Sections 8.01, 8.04, 8.05, 8.06 and 8.07 (as if Sections 8.01, 8.04, 8.05, 8.06 and 8.07 were set forth in this Section 6.07).

SECTION 6.08 Characterization of Payments. Any indemnification payments made pursuant to Section 6.07 or Article VIII shall constitute an adjustment of the consideration paid for the Securities for Tax purposes and shall be treated as such by the Purchaser, Sellers and the Company on their Tax Returns to the extent permitted by law.

ARTICLE VII

CONDITIONS TO CLOSING

SECTION 7.01 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all respects;

(b) Purchaser Closing Deliveries. Purchaser shall have delivered to the Closing Escrow Agent all of the items required to be delivered by Purchaser pursuant to Section 2.05;

(c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller Representative, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 7.01(c) shall not apply if any Seller has directly or indirectly solicited or encouraged any such Action;

(d) Closing Escrow Agreement. The Closing Escrow Agent shall have duly executed and delivered to the Sellers the Closing Escrow Agreement;

(e) General Escrow Agreement . The General Escrow Agent shall have duly executed and delivered to the Sellers the General Escrow Agreement;

(f) Ancillary Agreement Exhibits. All Persons other than the Purchaser, the Company, the Sellers and the Seller Representative shall have duly executed and delivered to the Sellers all exhibits to each of the Ancillary Agreements to which such Person is a party; and

(g) Closing of Purchase of Real Property. The transactions contemplated under the Real Estate Purchase Agreement shall be in the process of closing simultaneously with the Closing hereunder.

SECTION 7.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and the covenants and agreements contained in this Agreement to be complied with by the Sellers on or before the Closing shall have been complied with in all respects;

(b) Seller Closing Deliveries. Sellers shall have delivered to the Closing Escrow Agent all of the items required to be delivered by Sellers pursuant to Section 2.04;

(c) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against any Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 7.02(c) shall not apply if the Purchaser or any Affiliate thereof has directly or indirectly solicited or encouraged any such Action;

(d) No Material Adverse Change. No event or events shall have occurred which, individually or in the aggregate, have caused or would cause a Material Adverse Change;

(e) Closing Escrow Agreement. The Closing Escrow Agent shall have duly executed and delivered to the Purchaser the Closing Escrow Agreement;

(f) General Escrow Agreement . The General Escrow Agent shall have duly executed and delivered to the Purchaser the General Escrow Agreement;

(g) Ancillary Agreement Exhibits. All Persons other than the Purchaser, the Company, the Sellers and the Seller Representative shall have duly executed and delivered to the Purchaser all exhibits to each of the Ancillary Agreements to which such Person is a party; and

(h) Closing of Purchase of Real Property. The transactions contemplated under the Real Estate Purchase Agreement shall be in the process of closing simultaneously with the Closing hereunder.

ARTICLE VIII

INDEMNIFICATION

SECTION 8.01 Survival of Representations and Warranties.

(a) The representations and warranties of the Sellers contained in this Agreement and the documents described in Sections 2.04(d), (e), (g), (k), (m), (n) and (p) (the “Sellers Additional Agreements”) shall survive until the first anniversary of the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Section 3.04 shall survive indefinitely, and (ii) the representations and warranties made pursuant to Section 3.24 and Section 3.27 shall survive until 60 days after the expiration of the applicable statute of limitations (including extensions). Neither the period of survival nor the liability of any Seller with respect to the Sellers’ representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Purchaser. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller Representative pursuant to and in accordance with the provisions of this Article VIII and Section 9.03, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

(b) The representations and warranties of the Purchaser contained in this Agreement and the documents described in Section 2.05(d) and (e) (the “Purchaser Additional Agreements”) shall survive until the first anniversary of the Closing Date; provided, however, that the representations and warranties made pursuant to Section 4.03(b), Section 4.06 and Section 4.10 shall survive until 60 days after the expiration of the applicable statute of limitations (including extensions). Neither the period of survival nor the liability of the Purchaser with respect to the Purchaser’s representations and warranties shall be reduced by any investigation made at any time by or on behalf of the Sellers. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller Representative to the Purchaser pursuant to and in accordance with the provisions of this Article VIII and Section 9.03, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

SECTION 8.02 Indemnification by the Sellers. The Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be indemnified and held harmless by each Seller, severally and not jointly based upon its Pro Rata Share, for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them), specifically excluding punitive, incidental and consequential damages, other than punitive, incidental and consequential damages incurred pursuant to any Third Party Claim (hereinafter a “Loss”, and collectively, “Losses”), arising out of or resulting from:

(a) the breach of any representation or warranty made by any Seller contained in this Agreement or any other Transaction Document, other than indemnification for a breach of any representation or warranty contained in Section 3.24 of this Agreement, the indemnification of which shall be governed solely by Section 6.07;

(b) the breach of any covenant or agreement by any Seller contained in this Agreement or any other Transaction Document, other than indemnification for a breach of any covenant contained in Article VI of this Agreement, the indemnification of which shall be governed solely by Section 6.07; or

(c) any and all Losses suffered or incurred by the Purchaser or the Company by reason of or in connection with any claim or cause of action of any third party to the extent arising out of any liability or obligation of any Seller.

SECTION 8.03 Indemnification by the Purchaser. The Sellers and their Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

(a) the breach of any representation or warranty made by the Purchaser contained in this Agreement or any other Transaction Document, other than indemnification for a breach of any representation or warranty contained in Section 4.10 of this Agreement, the indemnification of which shall be governed solely by Section 6.07; or

(b) the breach of any covenant or agreement by the Purchaser contained in this Agreement or any other Transaction Document, other than indemnification for a breach of any covenant contained in Article VI of this Agreement, the indemnification of which shall be governed solely by Section 6.07.

SECTION 8.04 Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party notice (which in the case of a Purchaser Indemnified Party may be satisfied by the giving of notice to the Seller Representative) of any matter which an Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement or any other Transaction Document, within 30 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reasonably detailed description of such matter and a reference to the provisions of this Agreement or any other Transaction Document in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it which gives or could reasonably be expected to give rise to a claim for Loss under this Article VIII (or under Section 6.07), within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim (which in the case of a Purchaser Indemnified Party may be satisfied by the giving of notice to the Seller Representative) together with a brief statement of information then known to the Indemnified Party with respect thereto and a reference to the provisions of this Agreement or any other Transaction Document in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VIII (or under Section 6.07) except to the extent that the Indemnifying Party is actually and materially prejudiced by such failure. If the Indemnifying Party or, in the case of the Sellers, the Seller Representative, acknowledges in writing the obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, subject to the provisions of Section 8.05, then the Indemnifying Party or, in the case of the Sellers, the Seller Representative, shall be entitled to assume and control the defense of such Third Party Claim at its expense, subject to the provisions of Section 8.05, and through counsel of its choice upon written notice of its intention to do so to the Indemnified Party within 10 days of the receipt of the such notice from the Indemnified Party. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to retain counsel to act on its behalf, but the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents in writing to the retention of such counsel or unless there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party (based upon advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party. In the event of such conflict, the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to vigorously defend the Third Party Claim, and such failure continues for ten (10) days after the Indemnifying Party is given written notice of such failure, the Indemnified Party shall be entitled to assume such control; provided, however, that if the Indemnified Party gives a notice of such a failure at any time with respect to any Third Party Claim, it shall not thereafter as a condition to the assumption of control of a Third Party Claim have any obligation to give an Indemnifying Party any other notice of such a failure with respect to such Third Party Claim. In the event that the Indemnifying Party or, in the case of the Sellers, the Seller Representative, exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party or, in the case of the Sellers, the Seller Representative, in such defense and make available to the Indemnifying Party, or, in the case of the Sellers, the Seller Representative, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, subject to considerations with respect to the maintenance of privilege. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the

Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party, subject to considerations with respect to the maintenance of privilege. No such Third Party Claim may be settled by the Indemnifying Party or, in the event that any Seller is the Indemnifying Party, the Seller Representative without the prior written consent of the Indemnified Party unless (i) such settlement involves only the payment of money damages for which the Indemnifying Party is fully liable hereunder, (ii) the settlement does not include or constitute any admission of liability on the part of the Indemnified Party, and (iii) such settlement includes a full release of the Indemnified Party with respect to all liability with respect thereto.

SECTION 8.05 Certain Limitations on Remedies.

(a) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Article VIII), the Sellers shall not be liable to any Purchaser Indemnified Party under Section 6.07 with respect to a breach of a representation or warranty contained in Section 3.24 or Section 8.02(a) unless and until the Losses incurred by all Purchaser Indemnified Parties as a result thereof, together with all Claims, Damages and Expenses (as defined in the Real Estate Purchase Agreement) incurred by the Purchaser Indemnified Parties (as defined in the Real Estate Purchase Agreement) for which SNE is liable under Section 7.4.1(a) of the Real Estate Purchase Agreement, exceed, in the aggregate, $250,000 (the “Basket Amount”); provided, however, that in the event that such Losses together with such Claims, Damages and Expenses, in the aggregate, exceed the Basket Amount, the Sellers shall fully indemnify the Purchaser Indemnified Parties for all Losses in excess of the Basket Amount that are incurred by the Purchaser Indemnified Parties and that are within the indemnification obligations of the Sellers pursuant to Section 6.07 with respect to a breach of a representation or warranty contained in Section 3.24 or Section 8.02(a); provided, further, that Sellers’ obligations for breach of any representation or warranty contained in Section 3.04 and Section 3.28 shall not be subject to the limitation set forth in this Section 8.05(a) and shall not be counted against the Basket Amount.

(b) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Article VIII), the Purchaser shall not be liable to any Seller Indemnified Party under Section 8.03(a) unless and until the Losses incurred by all Seller Indemnified Parties as a result thereof, together with all Claims, Damages and Expenses incurred by the Seller Indemnified Parties (as defined in the Real Estate Purchase Agreement) for which the Property Purchaser is liable under Section 7.4.2(a) of the Real Estate Purchase Agreement, exceed, in the aggregate, the Basket Amount; provided, however, that in the event that such Losses together with such Claims, Damages and Expenses, in the aggregate, exceed the Basket Amount, the Purchaser shall fully indemnify the Seller Indemnified Parties for all Losses in excess of the Basket Amount that are incurred by the Seller Indemnified Parties and that are within the indemnification obligations of the Purchaser pursuant to Section 8.03(a); provided, further, that Purchaser’s obligations for breach of any representation or warranty contained in Section 4.03(b) shall not be subject to the limitations set forth in this Section 8.05(b) and shall not be counted against the Basket Amount.

(c) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Article VIII), the Sellers shall not be liable to any Purchaser

Indemnified Party under Section 6.07 or Section 8.02 (other than for any claim for a breach of a representation or warranty under Section 3.28), nor shall any such claim or series of related claims be counted toward the Basket Amount, unless the Losses incurred by the applicable Purchaser Indemnified Parties as a result of any such claim or series of related claims exceed $10,000; provided, however, that the limitations on the liability of Sellers contained in this Section 8.05(c) shall apply only with respect to the first fifteen (15) claims of which (i) the Purchaser Indemnified Parties have given the Seller Representative written notice or the Purchaser Indemnified Parties (as defined in the Real Estate Purchase Agreement) have given written notice to SNE and (ii) for which the Sellers would be liable to the Purchaser Indemnified Parties under Section 6.07 or Section 8.02, or SNE would be liable to the Purchaser Indemnified Parties (as defined in the Real Estate Purchase Agreement) under Section 7.4.1 of the Real Estate Purchase Agreement, as applicable, but for this Section 8.05(c) (or Section 7.4.3.3.1 of the Real Estate Purchase Agreement), and from and after the date on which the fifteenth (15th) such claim shall have occurred, this Section 8.05(c) shall have no further force or effect.

(d) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Article VIII), the Purchaser shall not be liable to any Seller Indemnified Party under Section 6.07 or Section 8.03, nor shall any such claim or series of related claims be counted toward the Basket Amount, unless the Losses incurred by the applicable Seller Indemnified Parties as a result thereof exceed $10,000; provided, however, that the limitations on the liability of Sellers contained in this Section 8.05(d) shall apply only with respect to the first fifteen (15) claims of which (i) the Seller Indemnified Parties have given the Purchaser written notice or the Seller Indemnified Parties (as defined in the Real Estate Purchase Agreement) have given written notice to Property Purchaser and (ii) for which the Purchaser would be liable to the Seller Indemnified Parties under Section 6.07 or Section 8.03, or Property Purchaser would be liable to the Seller Indemnified Parties (as defined in the Real Estate Purchase Agreement) under Section 7.4.2 of the Real Estate Purchase Agreement, as applicable, but for this Section 8.05(d) (or Section 7.4.3.3.2 of the Real Estate Purchase Agreement), and from and after the date on which the fifteenth (15th) such claim shall have occurred, this Section 8.05(d) shall have no further force or effect.

(e) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Documents, the Purchaser shall not be liable to any Seller Indemnified Party under the Transaction Documents to the extent that the aggregate amount of (i) Losses incurred by the Seller Indemnified Parties pursuant to the Transaction Documents or in connection with the transactions contemplated hereby or thereby or as a result thereof and (ii) Claims, Damages and Expenses incurred by the Seller Indemnified Parties (as defined in the Real Estate Purchase Agreement) pursuant to the Transaction Documents or in connection with the transactions contemplated thereby or as a result thereof, exceed, in the aggregate, $7,000,000; provided, however, that neither claims arising out of fraud nor Purchaser’s obligations for breach of any representation or warranty contained in Sections 4.03(b) and 4.10 or breach of any covenant contained in Section 6.03 shall be subject to the limitations set forth in this Section 8.05(e). For the avoidance of doubt, the parties hereto agree that, other than with respect to claims arising out of fraud or Purchaser’s obligations for breach of any representation or warranty contained in Sections 4.03(b) and 4.10 or breach of any covenant contained in Section 6.03, the liability of the Purchaser under this Agreement and the Transaction Documents together with the liability of the Property Purchaser under the Real Estate Purchase Agreement and the Transaction Documents, shall not in any event, exceed $7,000,000, in the aggregate.

With respect to any indemnity claim that any Seller Indemnified Party has or may have under Section 8.03, such Seller Indemnified Party must give written notice to Purchaser of any such claims on or before the Escrow Fund Distribution Date (as defined in the General Escrow Agreement), and with respect to any indemnity claim that any Seller Indemnified Party has or may have under Section 6.07, such Seller Indemnified Party must give written notice to Purchaser of any such claims on or before the date that is sixty (60) days after the expiration of the applicable statute of limitations (including extentions). In the event any Seller Indemnified Party fails to provide such notice within the required time period, such Seller Indemnified Party shall have no right to bring any such claim against Purchaser under this Agreement. Notwithstanding the foregoing, this paragraph of this Section 8.05(e) shall not apply to claims for fraud or claims arising out of Purchaser’s obligations for breach of any representation or warranty contained in Section 4.03(b) or Section 4.06.

SECTION 8.06 Exclusive Remedy.

(a) Notwithstanding anything to the contrary set forth in this Agreement or any other Transaction Documents (other than, to the extent provided therein, the Real Property Purchase Agreement), other than as set forth in Section 9.15 and this Section 8.06, recovery against the Escrow Amount pursuant to this Article VIII or Section 6.07 and the General Escrow Agreement constitutes the Purchaser Indemnified Parties’ sole and exclusive recourse and remedy for any and all Losses or other claims relating to or arising from this Agreement, any other Transaction Document (other than, to the extent provided therein, the Real Property Purchase Agreement), or in connection with the transactions contemplated hereby or thereby; provided, however, that the Sellers’ obligations for a breach of any representation or warranty contained in Section 3.27 shall not be subject to the foregoing limitations set forth in this Section 8.06(a); provided, further, however, that the Sellers shall not in any event be liable to any Purchaser Indemnified Party under the Transaction Documents to the extent that the aggregate amount of (i) Losses incurred by the Seller Indemnified Parties pursuant to the Transaction Documents or in connection with the transactions contemplated hereby, thereby or as a result thereof and (ii) Claims, Damages and Expenses incurred by the Purchaser Indemnified Parties (as defined in the Real Estate Purchase Agreement) pursuant to the Transaction Documents or in connection with the transactions contemplated thereby or as a result thereof, exceed, in the aggregate, $7,000,000; provided, finally, however, that notwithstanding the foregoing (but subject to the following sentence), none of the Sellers’ obligations for breach of any representation or warranty contained in Section 3.04 or Section 3.24, Sellers’ breach of any covenant contained in Section 6.03, or claims arising out of fraud shall be subject to any of the limitations set forth in this Section 8.06(a). With respect to any indemnity claim that any Purchaser Indemnified Party has or may have under Section 6.07, such Purchaser Indemnified Party must give written notice to Sellers of any such claims on or before the date that is sixty (60) days after the expiration of the applicable statute of limitations (including extensions). In the event any Purchaser Indemnified Party fails to provide such notice within the required time period, such Purchaser Indemnified Party shall have no right to bring any such claim against any Seller under this Agreement.

(b) Other than as set forth in Section 9.15 and the Real Estate Purchase Agreement, the indemnification provisions and procedures contained in this Article VIII and Section 6.07 shall constitute the sole and exclusive recourse and remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties with respect to any Losses resulting from, arising out of or in connection with any matters subject to indemnification under this Article VIII and Section 6.07 with respect to this Agreement or any other Transaction Document; provided, however, that claims arising out of fraud shall not be subject to the limitations set forth in this Section 8.06(b).

SECTION 8.07 Other Limitations. Any liability for indemnification hereunder shall be determined without duplication of recovery (i) by reason of the state of facts giving rise to such liability constituting a breach of more than one representation or warranty or (ii) with respect to any Liability to the extent that the dollar value thereof is included in the calculation of the Closing Net Working Capital Amount. Each Loss shall be reduced by the amount of any insurance proceeds for such Loss actually received by the Indemnified Party with respect to the matters causing such Loss. The Indemnified Parties shall use their respective commercially reasonable efforts to mitigate the amount of any Losses, where practicable and feasible, so long as the applicable Indemnifying Parties reimburse all such Indemnified Parties for all good faith out-of-pocket expenses incurred with respect to such efforts promptly upon written request therefor accompanied by documentation thereof.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Seller Representative.

(a) Each Seller, by executing this Agreement, hereby irrevocably appoints Fund Management Services, LLC, a Delaware limited liability company as its agent and attorney-in-fact for purposes of this Agreement and the Transaction Documents (the “Seller Representative”), and consents to and agrees to be irrevocably bound by the taking by the Seller Representative of any and all actions and the making of any decisions required or permitted to be taken by the Seller Representative under this Agreement and each Transaction Document (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to any indemnity claims, and resolve any claim made pursuant to this Agreement or any Transaction Document, and take all actions necessary in the judgment of the Seller Representative for the accomplishment of the foregoing). Fund Management Services, LLC, a Delaware limited liability company, hereby accepts its appointment as the Seller Representative for purposes of this Agreement and the Transaction Documents. The appointment, rights and powers of the Seller Representative hereunder are irrevocable and coupled with an interest, are in consideration of the mutual covenants made in this Agreement and the Transaction Documents, and may not be terminated by the act of any Seller, operation of law or the occurrence of any other event. The Purchaser and the Purchaser Representative (as defined in the General Escrow Agreement) and the General Escrow Agent shall be entitled to deal exclusively with the Seller Representative on all matters relating to this Agreement and the Transaction Documents, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller. Each Seller agrees that any funds due to such Seller and paid to the Seller Representative or to any other Person at the written direction of the Seller Representative shall be in full satisfaction of the Purchaser’s liability therefor. The Sellers hereby authorize the Seller Representative to withhold a portion of the payments to be made to the Sellers at the Closing or from time to time thereafter under this Agreement, the General Escrow Agreement or otherwise in such amount as the Seller Representative shall reasonably determine, which amount shall satisfy any anticipated fees, costs and expenses incurred by the Seller Representative in connection with the transactions contemplated by the Transaction Documents or by the Seller Representative in performing its obligations under this Agreement and the General Escrow Agreement, provided, however, that such holdback shall be placed by the Seller Representative into a separate bank account, shall not be commingled with any other funds of any other party and any interest earned on such funds shall be added to the amount of such holdback and, once distributed, shall be allocated among the Sellers as if such interest were included in the original amount received (the “Seller Holdback”).

(b) The Seller Representative shall be entitled to resign at any time upon not less than twenty (20) days prior written notice delivered to each of the Sellers, Purchaser and the General Escrow Agent. If the Seller Representative shall die or resign from such position, or otherwise be unable to fulfill his responsibilities as agent of the Sellers as determined by the written election of the Sellers holding a majority-in-interest of the Securities as of immediately prior to the Closing, then the Sellers holding a majority-in-interest of the Securities as of immediately prior to the Closing shall, within ten days after such removal, appoint a successor representative and promptly give Purchaser and Escrow Agent written notice thereof. Upon receipt of such notice by Purchaser, any such successor shall become the “Seller Representative” for purposes of this Agreement and the Transaction Documents and this Section 9.01. If for any reason there is no Seller Representative at any time and Purchaser has received written notice of such occurrence, all references herein to the Seller Representative shall be deemed to refer to the Sellers holding a majority-in-interest of the Securities as of immediately prior to the Closing.

(c) The Sellers agree that the Seller Representative shall not be liable to the Sellers for any act done or omitted hereunder as Seller Representative (except in the case of fraud or intentional misconduct on the part of Seller Representative). The Sellers agree that the Seller Representative shall not be required to expend or risk any personal funds or otherwise incur any financial liability in the performance of the duties of the Seller Representative hereunder. Each of the Sellers, severally but not jointly, based on its Pro Rata Shares agrees to indemnify each Seller Representative and hold each Seller Representative harmless against any Losses arising out of or in connection with the acceptance or administration of such Seller Representative’s duties hereunder, other than due to the fraud or willful misconduct of such Seller Representative. In furtherance of the foregoing, the Seller Representative shall have no liability whatsoever to the Sellers for any loss arising from any cause related to any act, failure to act or neglect of any agent or correspondent selected by the Seller Representative, including any such agent or correspondent selected for the remittance of funds. The Seller Representative shall have no liability whatsoever to the Sellers for the investment of any funds held by or for the Seller Representative, including, without limitation, pursuant to the Seller Holdback. The Sellers agree that this Section 9.01(c) is an essential portion of the agreement of the Seller Representative to accept its appointment as the Seller Representative.

(d) The Seller Representative shall be entitled to rely upon any order, judgment, certificate, demand, notice, instrument or other writing delivered to it hereunder without being required to investigate the validity, accuracy or content thereof nor shall the Seller Representative be responsible for the validity or sufficiency of this Agreement or any Transaction Document. In all questions arising under this Agreement or any Transaction Document, the Seller Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Seller Representative based on such advice, the Seller Representative shall not be liable to any Seller. The Seller Representative shall be entitled to be reimbursed from the Seller Holdback with respect to any third party out-of-pocket fees, costs or expenses incurred by the Seller Representative in taking any of the actions contemplated hereby; provided, that in the event that the Seller Holdback does not contain sufficient funds to satisfy such costs and expenses, each of the Sellers agree to promptly reimburse the Seller Representative for such Seller’s Pro Rata Share of such costs and expenses.

SECTION 9.02 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been delivered and received (i) when actually delivered in person, (ii) one (1) day after being deposited with an internationally recognized overnight courier service, charges prepaid and properly addressed, or (iii) the next Business Day when sent by facsimile if properly addressed and a confirmation of transmission is received by the sender (on the condition that a confirming copy of any notice sent by facsimile is sent by any other manner permitted under this Section 9.03 within one Business Day after such notice is sent by facsimile) to the respective parties hereto in the case of any Seller at the address set forth below such Seller’s name on Schedule 1.01(d) (with delivery of copies as set forth therein), or, in the case of the Purchaser, the following address (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

If to the Purchaser:

Digital Phoenix Van Buren, LLC

Digital Services, Phoenix, LLC

c/o Digital Realty Trust

560 Mission Street, Suite 2900

San Francisco, CA 94105

Telecopy: (415) 736-6521

Attention: General Counsel and CEO

with a copy to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, Twenty-Fifth Floor

Los Angeles, CA 90071-2228

Telecopy: (213) 627-0705

Attention: Patrick A. Ramsey, Esq.

SECTION 9.04 Public Announcements. No party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Seller Representative, in the case of the Purchaser, or the Purchaser, in the case of any Seller, unless otherwise required by Law or applicable stock exchange regulation, provided that the parties hereto shall cooperate as to the timing and contents of any press release, public announcement or communication so required by Law or applicable stock exchange regulation prior to the dissemination thereof.

SECTION 9.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 9.06 Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between any Seller and the Purchaser with respect to the subject matter hereof and thereof, including, without limitation, that certain letter of intent dated as of February 28, 2006, between Digital and the Company and SNE.

SECTION 9.07 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller Representative and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller Representative or the Purchaser); provided, however, that the Purchaser may assign (including by merger) this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of any Seller or the Seller Representative; provided, however, that in no event may the Purchaser assign without the prior express written consent of the Seller Representative, which consent may be withheld in the sole discretion of the Seller Representative, its obligation to make any payments required pursuant to Schedule 2.02, unless such assignment occurs through the merger of the Company with and into Digital VB with Digital VB as the surviving entity, in which event such consent shall not be required.

SECTION 9.08 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by the Seller Representative and the Purchaser or (b) by a waiver in accordance with Section 9.09.

SECTION 9.09 Waiver. The Seller Representative on behalf of the Sellers, on the one hand, or the Purchaser, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto or (c) waive compliance with any of the agreements of the other or conditions to such other’s obligations contained herein. Any such extension or waiver shall be valid and enforceable (i) against the Sellers, only if set forth in an instrument in writing signed by the Seller Representative on behalf of the Sellers, and (ii) against Purchaser, only if set forth in an instrument in writing signed by the Purchaser. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.10 No Third Party Beneficiaries. Other than the Seller Representative, each Seller Indemnified Party and each Purchaser Indemnified Party, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any employee or former employee of any Seller or the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.11 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Except as otherwise provided in Section 2.02, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in a chancery court sitting in the State of Delaware; provided, however, that if such Delaware state court does not have jurisdiction over such Action or does not have the power or authority to provide the relief sought, such Action shall be heard and determined in the federal district court sitting in the State of Delaware having jurisdiction over such Action or if such federal district court does not have jurisdiction over such Action, then such Action shall be heard and determined in any state court sitting in the State of Delaware. Consistent with, and subject to, the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in Dover, Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

SECTION 9.12 Waiver of Jury Trial. To the fullest extent permitted by Law, each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.12.

SECTION 9.13 Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. At the request of any party each other party shall promptly re-execute an original form of this Agreement or any amendment hereto and deliver the same to the other party. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

SECTION 9.14 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

SECTION 9.15 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in Sections 5.02 and 5.06 of this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus from a court of competent jurisdiction as contemplated in Section 9.11 to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction from a court of competent jurisdiction as contemplated in Section 9.11 restraining such breach or threatened breach.

SECTION 9.16 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. Upon the request of the Purchaser, post-Closing, the Sellers shall provide to the

Purchaser (at the Purchaser’s expense) copies of, or shall provide the Purchaser reasonable access to, such factual information as may be reasonably and timely requested by the Purchaser, and in the possession or control of the Sellers or the Sellers’ Affiliates or accountants to enable the Purchaser (and/or its Affiliates) to file its or their Current Report on Form 8-K, including all amendments thereto, if, as and when such filing may be required by the SEC. At the Purchaser’s sole cost and expense, post-Closing, the Sellers shall allow Purchaser’s independent public accounting firm (the “Auditor”) to conduct an audit of the income statements of the Company for its most recently completed two fiscal years, and shall cooperate with the Auditor in the conduct of such audit. In addition, post-Closing (but not more than ten (10) business days after the Purchaser’s request therefor), the Sellers agree to provide to the Auditor a letter of representation (at no cost to the Sellers) substantially in the same form as Exhibit F (the “Representation Letter”) and, if requested by the Auditor, historical financial statements for the Company including income and balance sheet data for the Company. Without limiting the foregoing, post-Closing (i) the Purchaser or the Auditor may audit the operating statements of the Company, at the Purchaser’s expense; and the Sellers shall provide such documentation as the Purchaser or the Auditor may reasonably request in order to complete such audit, (ii) the Sellers shall furnish to the Purchaser such financial and other information as may be reasonably required by the Purchaser to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of the Sellers shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, the Sellers or the Sellers’ Affiliates or accountants, at no cost to the Sellers, and in the format that the Sellers or the Sellers’ Affiliates or accountants have maintained such information; and (iii) the Representation Letter will not expand, extend, supplement or increase any of the representations or warranties set forth in this Agreement or any Sellers Additional Agreement or Ancillary Agreement in any manner or to expose the Sellers to any risk of liability to the Purchaser, any of the Purchaser’s Affiliates or any other third parties, other than the Auditor as expressly set forth in the Representation Letter. Notwithstanding anything to the contrary, the provisions of this Section shall survive Closing for a period of two years. All matters under this Section 9.16 which are at the Purchaser’s expense or at no cost to the Sellers, which shall include reasonable internal costs and expenses, shall be paid by the Purchaser to the Sellers on demand.

SECTION 9.17 Acknowledgement by Purchaser. THE REPRESENTATIONS AND WARRANTIES BY THE SELLERS SET FORTH IN THIS AGREEMENT, INCLUDING THE SCHEDULES HERETO, AND THE ANCILLARY AGREEMENTS AND IN THE REAL ESTATE PURCHASE AGREEMENT AND REAL ESTATE TRANSACTION DOCUMENTS (AS DEFINED IN THE REAL ESTATE PURCHASE AGREEMENT), CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ENVIRONMENTAL CONDITIONS, ASSETS OR LIABILITIES OR PROSPECTS OF THE COMPANY) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS. PURCHASER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT, ANY ANCILLARY

AGREEMENT, THE REAL ESTATE PURCHASE AGREEMENT OR THE REAL ESTATE TRANSACTION DOCUMENTS WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 9.18 Limited Liability of Purchaser. Notwithstanding any provision of this Agreement to the contrary, the liabilities and obligations of Purchaser hereunder and under all Ancillary Agreements shall be the liabilities of Purchaser only, and shall not be the liabilities or obligations of Digital, the member and manager of Purchaser, Digital Realty Trust, Inc., a Maryland corporation (“General Partner”) (the general partner of Digital), any Affiliate, or any present or future officer, director, employee, trustee, member, shareholder, partner, beneficiary, internal investment contractor, manager, investment manager or agent of Purchaser, or Digital or General Partner. Any recourse by Sellers for any breach or default of Purchaser under this Agreement or any Ancillary Agreement or with respect to any liability or obligation related thereto shall be solely against Purchaser and the assets of Purchaser and there shall be no recourse on account of any such breach or default (or with respect to any such liability or obligation) against any Affiliate of Purchaser, or Digital or General Partner or any present or future officer, director, employee, trustee, member, shareholder, partner, beneficiary, internal investment contractor, manager, investment manager or agent of any of the same. This provision shall survive the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first written above.

SELLERS

STERLING TELECOM HOLDINGS, LLC a Delaware limited liability company

BY:	/s/ Steven Taslitz
NAME:	Steven Taslitz
TITLE:	Managing Member

/s/ George D. Slessman
GEORGE D. SLESSMAN

/s/ William D. Slessman
WILLIAM D. SLESSMAN

/s/ Anthony L. Wanger
ANTHONY L. WANGER

[Signature Page to Securities Purchase Agreement]

PURCHASER

DIGITAL PHOENIX VAN BUREN, LLC a Delaware limited liability company

By:	DIGITAL REALTY TRUST, L.P.,
a Maryland limited partnership, its member and manager

	By:	DIGITAL REALTY TRUST, INC., a
Maryland corporation, its general partner

		BY:	/s/ Michael Foust
		NAME:	Michael Foust
		TITLE:	CEO

DIGITAL SERVICES PHOENIX, LLC, a Delaware limited liability company

By:	DIGITAL SERVICES, INC., a
Maryland corporation, its member and manager

	BY:	/s/ Michael Foust
	NAME:	Michael Foust
	TITLE:	CEO

[Signature Page to Securities Purchase Agreement]

SELLER REPRESENTATIVE

FUND MANAGEMENT SERVICES, LLC, a Delaware limited liability company, as Seller Representative, solely in its capacity as such and not in any other capacity

BY:	/s/ Steven Taslitz
NAME:	Steven Taslitz
TITLE:	Managing Director

[Signature Page to Securities Purchase Agreement]